United States Securities and Exchange Commission

Washington, D.C. 20548

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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ExlService Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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350 Park Avenue

New York, New York 10022

(212) 277-7100

April 25, 2007

Dear Stockholder:

On behalf of the board of directors of ExlService Holdings, Inc., I am pleased to invite you to the 2007 Annual Meeting of Stockholders, which will be held on June 13, 2007 in New York City.

The Annual Meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement and discussion on other business matters properly brought before the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the proxy statement, please promptly vote and submit your proxy by completing, dating, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The board of directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

Vikram Talwar

Vice Chairman and CEO

350 Park Avenue

New York, New York 10022

(212) 277-7100

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to the 2007 Annual Meeting of Stockholders of ExlService Holdings, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held at 350 Park Avenue, New York, New York 10022, on June 13, 2007, at 10:00 am, Eastern Time, for the purposes of voting on the following matters:

1.	the election of two Class I members of the board of directors of the Company for a term of three years each;

2.	the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2007; and

3.	the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you are a stockholder of record at the close of business on April 26, 2007, you are entitled to vote at the Annual Meeting. A list of stockholders as of the record date will be available for examination for any purpose germane to the Annual Meeting, during ordinary business hours, at the Company’s executive offices at 350 Park Avenue, New York, New York 10022, for a period of 10 days prior to the date of the Annual Meeting and at the Annual Meeting itself.

Whether or not you expect to attend the Annual Meeting in person, we encourage you to promptly vote and submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope provided. Voting by proxy will not deprive you of the right to attend the Annual Meeting or to vote your shares in person. You can revoke a proxy at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspector of elections in writing of such revocation prior to the Annual Meeting.

By Order of the Board of Directors

Amit Shashank

Vice President, General Counsel and Corporate Secretary

New York, New York

April 25, 2007

The Company’s Annual Report on Form 10-K for fiscal year 2006 accompanies this notice but is not incorporated as part of the enclosed proxy statement and should not be considered part of the proxy solicitation materials.

i

350 Park Avenue

New York, New York 10022

(212) 277-7100

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of ExlService Holdings, Inc., a Delaware corporation (“us,” “we,” “our” or the “Company”), of proxies to be used at our 2007 Annual Meeting of Stockholders to be held at 350 Park Avenue, New York, New York 10022, at 10:00 am, Eastern Time, on June 13, 2007, and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about May 8, 2007.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 26, 2007, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 23, 2007, we had 28,460,500 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date for the Annual Meeting. There is no cumulative voting in the election of directors.

How You Can Vote

If your shares are registered directly in your name with Registrar and Transfer Company, our transfer agent (which means you are a “stockholder of record”), you can vote your proxy by completing, signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope. Please refer to the specific instructions set forth in the enclosed proxy card.

If you are the beneficial owner of shares held in the name of a brokerage, bank, trust or other nominee as a custodian (also referred to as shares held in “street name”), your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.

Voting at the Annual Meeting. Voting by mail will not limit your right to vote at the Annual Meeting if you decide to attend in person. Our board of directors recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you are a “stockholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or nominee giving you the right to vote the shares at the Annual Meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised in any of the following ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the inspector of elections prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date to the inspector of elections prior to the Annual Meeting.

Required Vote; Effect of Abstentions and Broker Non-Votes

Quorum

A quorum, which is a majority of the issued and outstanding shares of our common stock as of April 26, 2007, must be present to hold the Annual Meeting. As of April 23, 2007, there were 28,460,500 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending the Annual Meeting in person and by their proxy holders. If you indicate an abstention as your voting preference for all matters to be acted upon at the Annual Meeting, your shares will be counted toward a quorum but they will not be voted on any matter.

Proposal 1: Election of directors

Directors are elected by the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may cast your vote in favor of electing the nominees as directors, withhold your vote on one or both nominees or abstain from voting your shares. For purposes of the vote on Proposal 1, abstentions will have no effect on the results of the vote.

Other Proposals

The ratification of the appointment of our independent registered public accounting firm and each other item to be acted upon at the Annual Meeting will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may cast your vote in favor of or against this proposal or you may abstain from voting your shares. For purposes of the vote on Proposal 2 or such other item to be acted upon at the Annual Meeting, abstentions will have the effect of a vote against this proposal.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director and FOR the ratification of the appointment of our independent registered public accounting firm.

Other Matters to be Acted upon at the Meeting

Our board of directors presently is not aware of any matters, other than those specifically stated in the Notice of Annual Meeting, which are to be presented for action at the Annual Meeting. If any matter other than those described in this Proxy Statement is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. Upon request, we will reimburse brokers, dealers, bank and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Important

Please promptly vote and submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope so that your shares can be voted at the Annual Meeting. This will not limit your right to attend or vote at the Annual Meeting.

All Annual Meeting attendees may be asked to present a valid, government issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank, trust or other nominee, before entering the Annual Meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the Annual Meeting.

If you have any further questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (212) 277-7109.

OUR BOARD OF DIRECTORS

Our board of directors currently consists of seven directors divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. The current composition of our board of directors is as follows:

Class I Directors (term expiring in 2007):	Edward V. Dardani Rohit Kapoor, our President

Class II Directors (term expiring in 2008):	David B. Kelso Vikram Talwar, our Vice Chairman and CEO

Class III Directors (term expiring in 2009):	Steven B. Gruber, our Chairman Dr. Mohanbir Sawhney Garen K. Staglin

The election of our Class I directors will take place at the Annual Meeting. If elected, each of the Class I director nominees will serve on our board of directors until our annual meeting of stockholders in 2010 or until their successors are duly elected and qualified in accordance with our by-laws.

The following sets forth additional information regarding our directors.

Vikram Talwar—Age: 57—co-founded ExlService.com, Inc., our predecessor (“EXL Inc.”), in April 1999 and has served as our Chief Executive Officer and Vice Chairman of our board of directors since November 2002 and as Chief Executive Officer of EXL Inc. since April 1999. Prior to founding EXL Inc., Mr. Talwar served in various capacities at Bank of America, including Country Manager in India and other Asian countries from 1970 to 1996, and served as Chief Executive Officer and Managing Director of Ernst & Young Consulting India from 1998 to 1999.

Rohit Kapoor—Age: 42—co-founded EXL Inc. in April 1999 and has served as our President and director since November 2002, as our Chief Financial Officer from November 2002 until June 2005 and from August 2006 to March 2007, and as President and Chief Financial Officer of EXL Inc. since August 2000. Prior to founding EXL Inc., Mr. Kapoor served as a business head of Deutsche Bank from July 1999 to July 2000. From 1991 to 2000, Mr. Kapoor served in various capacities at Bank of America in the United States and Asia, including India.

Steven B. Gruber—Age: 49—has served as our Chairman since November 2002. Since February 1999, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the investment advisor to Oak

Hill Capital Partners, L.P., one of our 5 percent stockholders. Since April 1990, Mr. Gruber has been a Managing Director of Oak Hill Partners, Inc. (including its predecessor entities) and the Manager of Acadia Partners, L.P. Additionally, since February 1994, he has been a Managing Partner of Insurance Partners Advisors L.P. Mr. Gruber serves on the boards of directors of American Skiing Company and Williams Scotsman International, Inc.

Edward V. Dardani—Age: 45—has served as a member of our board of directors since April 2005. Mr. Dardani is a Partner of Oak Hill Capital Management, Inc., the investment advisor to Oak Hill Capital Partners, L.P., one of our 5 percent stockholders, which he joined in 2002. Mr. Dardani is responsible for investments in business and financial services sectors. Mr. Dardani began his career at Merrill Lynch in their investment banking group. Mr. Dardani serves on the board of directors of American Skiing Company.

David B. Kelso—Age: 54—has served as a director since July 2006. Mr. Kelso most recently served as a senior advisor to Inductis, Inc. (“Inductis”) from June 2004 through June 2006. He served in the Office of the Chairman as Executive Vice President for Strategy and Finance for Aetna, Inc. from September 2001 through September 2003. Mr. Kelso served on the board of directors of Aetna Life Insurance Company from 2001 to 2003. In 2003, Mr. Kelso founded Kelso Advisory Services and serves as its Managing Director. Mr. Kelso serves on the board of directors of Aspen Holdings, Ltd. and Assurant Inc.

Dr. Mohanbir Sawhney—Age: 43—has served as a member of our board of directors since November 2005. Dr. Sawhney is a recognized author, scholar and consultant on marketing and e-business and has been the McCormick Tribune Professor of Technology and the Director of the Center for Research in Technology & Innovation at the Kellogg School of Management, Northwestern University, since September 1993. Dr. Sawhney is also a Fellow of the World Economic Forum.

Garen K. Staglin—Age: 62—has served as a member of our board of directors since June 2005. Mr. Staglin has over 35 years of experience in the financial services and technology industries. Mr. Staglin served on the board of directors of First Data Corporation, a credit card and financial services processing company, from 1992 to 2002 and was Chief Executive Officer of eONE Global LP, an emerging payments company, from 2001 to 2004. Mr. Staglin serves as a director of Global Document Solutions, Inc., a digital printing, imaging and customer relationship management outsourcing company, and Solera, Inc., a consulting, outsourced services and technology provider focused on auto claims solutions. Mr. Staglin is a senior advisor for FTVentures, one of our 5% stockholders. Mr. Staglin is a member of the Advisory Board of the Cambridge University Business School in the United Kingdom.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that all of the members on our board of directors other than Messrs. Talwar and Kapoor meet the independence requirements of the Nasdaq Stock Market and the federal securities laws. In addition, during 2006, our board of directors determined that Bradford E. Bernstein and James C. Hale, III, two former directors who were members of the board of directors during 2006, met the independence requirements of the Nasdaq Stock Market and the federal securities laws. Messrs. Bernstein and Hale resigned from our board of directors on December 24, 2006.

Meeting Attendance

Our directors are expected to attend all board of directors meetings and meetings of committees on which they serve. Directors are also expected to spend sufficient time and meet as frequently as necessary to discharge their responsibilities properly. Our Chairman presides at all meetings of our board of directors. Overall, during 2006, our board of directors met ten times. All of our Directors attended at least 75% of the regular meetings of the board or directors in 2006. It is our policy that all of our Directors should attend our Annual Meetings of Stockholders absent exceptional cause.

Committees

Our board of directors currently has three standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee. Our Audit Committee oversees and assists our board of directors in fulfilling its oversight responsibilities with respect to:

•

our accounting and financial reporting processes, including the integrity of the financial statements and other financial information provided by us to our stockholders, the public, any stock exchange and others;

•	our compliance with legal and regulatory requirements;

•	our registered public accounting firm’s qualifications, independence and performance;

•	the audit of our financial statements; and

•	the performance of our internal audit function and registered public accounting firm.

Our Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to our Audit Committee. Our Audit Committee also reviews and approves certain related-party transactions as required by the rules of the Nasdaq Stock Market. A copy of our Audit Committee charter can be found on our website at www.exlservice.com.

The members of our Audit Committee are appointed by our board of directors. All members of our Audit Committee appointed after the formation of our Nominating and Governance Committee in September 2006 in connection with our initial public offering must also be recommended by our Nominating and Governance Committee. Messrs. Kelso, Sawhney and Staglin are the current members of our Audit Committee. Mr. Kelso is the chairman of our Audit Committee. Messrs. Kelso and Staglin qualify as audit committee financial experts under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our board of directors has determined that Messrs. Kelso, Sawhney and Staglin meet the independence and the experience requirements for audit committee membership of the Nasdaq Stock Market and the federal securities laws. Mr. Hale served as a member of our Audit Committee in 2006 until his resignation from our board of directors on December 24, 2006. Our board of directors determined that Mr. Hale did not meet the independence requirements of the Nasdaq Stock Market and the federal securities laws with regard to audit committee membership independence, and until Mr. Hale’s resignation from our board of directors on December 24, 2006, we relied on the phase-in rules for newly-public companies for audit committee membership independence requirements under Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act, and the rules of the Nasdaq Stock Market. During 2006, our Audit Committee met six times. Each member of our Audit Committee attended at least 75% of our Audit Committee’s meetings during the period in 2006 in which he served on our Audit Committee.

Nominating and Governance Committee. Our Nominating and Governance Committee selects, or recommends that our board of directors select, candidates for election to our board of directors, develops and recommends to our board of directors Corporate Governance Guidelines that are applicable to us and oversees board of director and management evaluations. A copy of our Nominating and Governance Committee charter can be found on our website at www.exlservice.com.

Our Nominating and Governance Committee has a policy, reflected in such committee’s charter, of considering director candidates recommended by our stockholders. Candidate recommendations should be sent to our Nominating and Governance Committee, c/o ExlService Holdings, Inc., 350 Park Avenue, New York, New York 10022, Attention: Corporate Secretary. Our Nominating and Governance Committee evaluates all candidates in the same manner regardless of the source of the recommendation. Our Nominating and Governance Committee, in making its selection of director candidates, considers the appropriate skills and personal characteristics required in the light of the then-current makeup of our board of directors and in the context of our perceived needs at the time. The Nominating and Governance Committee considers a number of factors in selecting director candidates, including:

•	the ethical standards and integrity in personal and professional dealings of the candidate;

•	the independence of the candidate under legal, regulatory and other applicable standards;

•	the diversity of our existing board of directors, so that we maintain a body of directors from diverse professional and personal backgrounds;

•	whether the skills and experience of the candidate will complement that of our existing board of directors;

•

the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than three other public companies;

•	the ability and willingness of the candidate to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her board of directors’ duties;

•	the ability of the candidate to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating our financial performance;

•	the willingness of the candidate to be accountable for his or her decisions as a director;

•	the ability of the candidate to provide wise and thoughtful counsel on a broad range of issues;

•	the ability and willingness of the candidate to interact with other directors in a manner that encourages responsible, open, challenging and inspired discussion;

•	whether the candidate has a history of achievements that reflects high standards;

•	the ability and willingness of the candidate to be committed to, and enthusiastic about, his or her performance for us as a director, both in absolute terms and relative to his or her peers;

•	whether the candidate possesses the courage to express views openly, even in the face of opposition;

•	the ability and willingness of the candidate to comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and by-laws;

•

the ability and willingness of the candidate to comply with the duties of care, loyalty and confidentiality applicable to directors of publicly traded companies organized in our jurisdiction of incorporation;

•	the ability and willingness of the candidate to adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein; and

•	such other attributes of the candidate and external factors as our board of directors deems appropriate.

Our Nominating and Governance Committee reviews written and oral information provided by and about candidates and considers any additional criteria it feels are appropriate to ensure that all director nominees possess appropriate skills and experience to serve as a member of our board of directors.

The members of our Nominating and Governance Committee are appointed by our board of directors. Our Nominating and Governance Committee was formed in September 2006 by our board of directors in connection with our initial public offering. During 2006, our Nominating and Governance Committee did not meet. Messrs. Dardani, Kelso, Sawhney and Staglin are the current members of our Nominating and Governance Committee. Mr. Staglin is the chairman of our Nominating and Governance Committee. Our board of directors has determined that Messrs. Dardani, Kelso, Sawhney and Staglin meet the independence requirements of the Nasdaq Stock Market and the federal securities laws.

Compensation Committee. Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors, officers and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also reviews, evaluates and makes recommendations to our board of directors with respect to our incentive compensation plans and equity-based plans and administers the issuance of awards under our equity incentive plans. Our Compensation Committee charter permits the committee to form and delegate authority to subcommittees when appropriate; provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of the Nasdaq Stock Market. Any such subcommittee must have a published committee charter. Our Compensation Committee charter also permits the committee to retain advisors, consultants or other professionals to assist the Compensation Committee to evaluate director, Chief Executive Officer or other senior executive compensation and to carry out its duties. During 2006, our Compensation Committee did not retain any such advisors, consultants or other professionals. Our Compensation Committee’s report included in this proxy statement is on page 21. Additional information regarding our Compensation Committee’s processes and procedures for consideration for executive compensation are addressed in the Compensation Discussion and Analysis below. A copy of our Compensation Committee charter can be found on our website at www.exlservice.com.

The members of our Compensation Committee are appointed by our board of directors. All members of our Compensation Committee appointed after the formation of our Nominating and Governance Committee in September 2006 in connection with our initial public offering must also be recommended by our Nominating and Governance Committee. Messrs. Gruber, Kelso and Staglin are the current members of our Compensation Committee. Mr. Gruber is the chairman of our Compensation Committee. Our board of directors has determined that Messrs. Gruber, Kelso and Staglin meet the independence requirements of the Nasdaq Stock Market and the federal securities laws. During 2006, our Compensation Committee met seven times. Each member of our Compensation Committee attended at least 75% of our Compensation Committee meetings during the period in 2006 in which he served on our Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Gruber, Kelso and Staglin are the members of our Compensation Committee.

During 2006, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

Code of Conduct and Ethics; Corporate Governance Guidelines

In accordance with SEC rules, our board of directors has adopted a Code of Conduct and Ethics that is applicable to our directors, officers and employees and which outlines the high ethical standards that we support and details how our directors, officers and employees should conduct themselves when dealing with fellow employees, client, suppliers, competitors and the general public. A copy of our Code of Conduct and Ethics can be found on our website at www.exlservice.com.

Our board of directors has also adopted a set of Corporate Governance Guidelines to assist our board of directors in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the commitment of our board of directors to monitor the effectiveness of policy and decision-making, both at the board and senior management levels, and to enhance stockholder value over the long term. A copy of our Corporate Governance Guidelines can be found on our website at www.exlservice.com.

Communications with the Board

Stockholders interested in contacting our board of directors, our Chairman or any individual director are invited to do so by writing to:

Board of Directors of ExlService Holdings, Inc.

c/o Corporate Secretary

ExlService Holdings, Inc.

350 Park Avenue

New York, New York 10022

All other stockholder communications addressed to our board of directors will be referred to our Chairman and tracked by our Corporate Secretary. Stockholder communications specifically addressed to a particular director will be referred to that director.

Complaints and concerns relating to our accounting, internal accounting controls or auditing matters should be communicated to our Audit Committee, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to our Audit Committee through our General Counsel by writing to:

Audit Committee

ExlService Holdings, Inc.

350 Park Avenue

New York, New York 10022

Attn: General Counsel

All such concerns will be reviewed under Audit Committee direction and oversight by our General Counsel, our Head of Internal Audit or such other persons as our Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of our Audit Committee. The General Counsel will prepare a periodic summary report of all such communications for our Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10 percent stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, we believe that, except as set forth in the following sentence, all of our officers, directors and greater than 10 percent stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2006. One late Form 4 was filed by Narasimha Kini on October 25, 2006 to report an acquisition of shares of our common stock on October 20, 2006 and one late Form 4 was filed by Mr. Talwar on January 12, 2007 to report Mr. Talwar’s transfer on November 14, 2006 of certain previously-owned shares of our common stock to a trust.

OUR EXECUTIVE OFFICERS

The table below sets forth information regarding our executive officers as of April 1, 2007.

Name	Age	Position
Vikram Talwar	57	Chief Executive Officer and Vice Chairman of the Company
Rohit Kapoor	42	President and Director of the Company
Matthew Appel	51	Vice President and Chief Financial Officer of the Company
Pavan Bagai	45	Vice President, Head of BPO Operations of ExlService.com (India) Private Limited (“EXL India”)
Vikas Bhalla	35	Vice President, Operations of EXL India
Madhavi Dahanukar	35	Vice President, Operations of EXL India
Deepak Dhawan	54	Vice President, Global Head of Human Resources of EXL India
Sanjay Gupta	47	Vice President, Human Resources of EXL India
Narasimha Kini	38	Vice President, Advisory Services of EXL Inc.
Pramode Metre	54	Vice President and Chief Sales and Marketing Officer of EXL Inc.
Amit Shashank	37	Vice President, General Counsel and Corporate Secretary of the Company
Sandeep Tyagi	38	Vice President, Head of Knowledge Services of the Company and Managing Principal of Inductis, LLC

Biographical information for Vikram Talwar and Rohit Kapoor can be found in “Our Board of Directors” above.

Matthew Appel—Age: 51—has served as our Vice President since February 2007 and as our Vice President and Chief Financial Officer since March 30, 2007. Prior to joining us, Mr. Appel was Vice President, BPO Product Management from 2006 to 2007 and Vice President, Finance & Administration BPO from 2003 through 2005 at Electronic Data Systems Corporation. From 2001 to 2003, Mr. Appel was the Senior Vice President, Finance and Accounting BPO at Affiliated Computer Services, Inc.

Pavan Bagai—Age: 45—has served as Vice President, Head of BPO Operations of EXL India since June 2006. He previously served as Vice President, Research and Analytics of EXL India from December 2004 to May 2006, as Vice President, Operations of EXL India from November 2002 to November 2004 and as Vice President, Strategic Businesses of EXL India from July 2002 to November 2002. Prior to joining us, Mr. Bagai served in various capacities in several business areas at Bank of America beginning in 1985, including corporate banking, finance, capital markets and trading in various markets across Asia and Europe, including India.

Vikas Bhalla—Age: 35—has served as Vice President, Operations of EXL India since June 2006. Mr. Bhalla previously served as Vice President, Migrations, Quality and Process Excellence of EXL India from April 2002 to June 2006 and as Director, Quality Initiatives of EXL India from May 2001 to March 2002.

Madhavi Dahanukar—Age: 35—has served as Vice President, Operations of EXL India since August 2004. Prior to joining us, Ms. Dahanukar served as Vice President, Operations at Mphasis BPO from November 2002 through August 2004. From July 2002 through November 2002, Ms. Dahanukar was Head—Service Quality at IDBI Bank and from November 1995 through July 2002 she served in various capacities at GE Capital, India, including Senior Manager—Projects.

Deepak Dhawan—Age: 54— has served as Vice President, Global Head of Human Resources of EXL India since October 2006 and served as Vice President, Human Resources of EXL India from June 2002 to October 2006.

Prior to joining us, Mr. Dhawan served in various capacities at Eicher Goodearth Ltd., an automobile and engineering company, from June 1994 to June 2002, including as Executive Vice President Human Resource & Strategic Planning and has over 25 years of management experience in industrial relations, personnel and training.

Sanjay Gupta—Age: 47— has served as Vice President, Human Resources of EXL India since December 2006 and served as Vice President, Operations of EXL India from October 2001 to November 2006. He has also served as Director of Operations at EXL India from November 2000 to September 2001. Mr. Gupta is a chartered accountant and spent over fourteen years in various companies in India prior to joining us.

Narasimha Kini—Age: 38— has served as Vice President, Advisory Services for EXL Inc. since July 2004 and served as Vice President, Advisory Services for EXL India from January 2004 to July 2004. He was Head of Internal Controls of EXL India from April 2001 to December 2003.

Pramode Metre—Age: 54—has served as our Chief Sales and Marketing Officer since October 2006. Prior to joining us, Mr. Metre served as Corporate Vice President, Business Development of E4E, Inc., a global BPO services provider, from November 2003 to June 2006. From January 2002 to June 2003, Mr. Metre acted as Senior Vice President, Worldwide Sales & Business Development of Syntel, Inc., an applications development and BPO company. Mr. Metre has spent over 25 years in various technology companies in India, Nigeria, Canada and the United States.

Amit Shashank—Age: 37—has served as our General Counsel and Vice President since June 2004. Mr. Shashank also serves as Corporate Secretary of the Company. Prior to joining us, Mr. Shashank was an attorney with the law firm of Shearman & Sterling LLP from January 1997 until June 2004.

Sandeep Tyagi—Age: 38—has served as our Vice President, Head of Knowledge Services and Managing Principal of Inductis, LLC since June 2006. Mr. Tyagi founded Inductis in 2000 and served as its Managing Principal prior to June 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that the long-term success of companies that provide business processing outsourcing, or BPO, services globally and deliver high quality services to clients is linked closely with their ability to recruit, train and retain employees at every level. In addition, there is intense competitive pressure in the BPO industry for qualified managers with a demonstrated track record of achievement and the potential for higher achievement. Accordingly, it is critical that we attract, motivate and retain highly talented individuals at all levels of the organization that are committed to our core values of accountability, innovation, excellence, urgency, integrity and respect for people. We believe that our executive compensation programs are integral to achieving this end.

Our Compensation Committee bases its executive compensation programs on the following objectives, which guide us in establishing all of our compensation programs:

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Compensation should reward performance. Our programs should deliver top-tier compensation in return for top-tier individual and company performance; conversely, where individual performance and/or our performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in our performance, the programs should continue to ensure that successful, high-achieving employees remain motivated and committed.

•	Compensation should balance long-term focus that is linked with stockholder returns and short-term financial objectives. Consistent with this philosophy, equity-based compensation should be higher for persons with higher levels of responsibility and greater influence on longer-term results, thereby making a significant portion of their total compensation dependent on long-term stock appreciation. In addition, compensation should focus management on achieving short-term performance goals in a manner that supports and ensures long-term success and profitability.

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Compensation should be based on the level of job responsibility, individual performance and our performance. As employees progress to higher levels in the organization, they are able to more directly affect our results and strategic initiatives, and therefore an increasing proportion of their pay should be linked to our performance and stockholder returns.

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Compensation should reflect the value of the job in the marketplace. We compete for talent globally. In order to attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent in the relevant markets.

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Compensation programs should be easy to understand. We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed to employees in order to effectively motivate them. Employees need to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to our achievement of our strategic and operational goals. We also believe that compensation for our employees should be administered uniformly across the company and should be administered with clear cut objectives and performance metrics to eliminate the potential for individual supervisor bias.

Most of our compensation elements fulfill one or more of the compensation objectives specified above.

Our Compensation Committee’s Processes

Our Compensation Committee has established a number of processes to assist it in ensuring that our executive compensation programs are achieving their objectives. Among those are:

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Assessment of Company Performance. Our Compensation Committee uses financial performance measures to determine a significant portion of the size of payouts under our cash incentive bonus program. Our financial performance measures, chosen to focus employees on improving both top-line sales and bottom-line earnings, are pre-agreed by our Compensation Committee annually at the beginning of the year and are applied uniformly across the company. The remainder of an individual’s payout under our cash incentive bonus program is determined by individual performance.

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Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including Messrs. Talwar and Kapoor, our founder executive officers, and our other executive officers. The evaluation of an individual’s performance determines a portion of the size of payouts under our cash incentive bonus program and also influences any changes in base salary. At the beginning of each year, our Compensation Committee meets separately by itself and with the founder executive officers to agree upon their respective performance objectives for the year. At the end of the year, our Nominating and Governance Committee meets to conduct a performance review of our founder executive officers based on their respective achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. This evaluation is shared with our founder executive officers by the chairman and other members of our Compensation Committee and is provided to our Compensation Committee for its consideration in setting the compensation for our founder executive officers.

For our other named executive officers, our Compensation Committee receives a performance assessment and compensation recommendation from our founder executive officers and also exercises its judgment based on the board’s interactions with such officers. As with our founder executive officers, the performance evaluation of these executives is based on the achievement of pre-agreed objectives by each executive officer and his or her organization, his or her contribution to our performance and other leadership accomplishments.

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Benchmarking and Use of Compensation Consultant. Our Compensation Committee reviews our executive compensation programs relative to publicly available compensation data compiled directly for our Compensation Committee by our Global Head of Human Resources for a group of companies that provide business and technology services. These companies have market capitalizations and annual revenues that are substantially similar to ours and are located in the most relevant geographic area for each executive officer. For geographic areas where we are not able to obtain reliable publicly available compensation data because such information is not legally required to be disclosed, such as India, our Global Head of Human Resources uses data from a variety of private and informal sources, none of which are paid for providing such data. Our Compensation Committee uses the data primarily to ensure that our executive compensation programs, including for executive officers, are competitive and generally around the median range of comparative pay of these other companies when we achieve the targeted performance levels. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. Accordingly, our Compensation Committee adjusts individual executive compensation elements based on changes in job responsibilities of the executive, the performance of the executive or the combination of qualifications and skills that an executive uses to enhance our performance. Neither we nor our Compensation Committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of director or executive officer compensation.

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Total Compensation Review. Our Compensation Committee reviews each executive’s base pay, cash incentive bonus and equity incentives annually. Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

Each named executive officer and our other executive officers is party to an employment agreement or letter that sets forth the terms of his or her employment, including compensation. Our named executive officers in 2006 were our principal executive officer, our principal financial officer and our former principal financial officer, and our three most highly compensated executive officers other than the above-named officers. The employment agreements for our founder executive officers have specified expiration terms. The employment letters for our other executive officers do not have specified expiration terms and are terminable by either the executive or us at will. If decisions are made by our Compensation Committee that materially change the terms of employment of an individual executive officer or modify existing compensation programs, we communicate the information to the concerned officer or company-wide, as the case may be.

Components of Executive Compensation for 2006

2006 was a significant year for us. In addition to acquiring Inductis, which significantly supplemented our research and analytics service offerings, we completed a successful initial public offering of our common stock. We refer to our acquisition of Inductis as the “Inductis Acquisition.” Management undertook key internal organization changes, including changes in roles and responsibilities of certain executive officers, and our financial performance exceeded the predetermined performance goals for 2006. A number of the compensation decisions made by us in 2006 were taken in recognition of our achievements in 2006. Our Compensation Committee also undertook some changes in the compensation packages for certain executive officers in preparation for our becoming a public company, including reviewing and modifying the compensation packages for such executive officers and amending their respective employment agreements. We also adopted the 2006 Omnibus Award Plan, which we refer to as the 2006 Plan, after obtaining stockholder approval, to create a long-term incentive plan that would meet the compensation objectives discussed above.

For 2006, the compensation of executive officers consisted of the following five primary components:

•	base salaries or, in the case of our executive officers based in India, fixed compensation;

•	cash incentive bonuses;

•	equity incentives of stock options and/or restricted stock;

•	benefits and perquisites; and

•	severance benefits.

Our mix of compensation elements is designed to reward recent results, motivate long-term performance and encourage our executives to remain with us for longer terms through a combination of cash and equity incentive awards. Base salaries and cash incentive bonuses are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and expertise. Our other elements of compensation focus on motivating and challenging the executive to achieve sustained and longer-term results. We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. However, we do rely on the formulaic achievement of pre-agreed financial performance measures in connection with determining a significant portion of the cash incentive bonuses for our executive officers and other members of management. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Our Compensation Committee believes that these programs balance both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of comprehensive and severance benefits in a way that furthers the compensation objectives discussed above.

Following is a discussion of our Compensation Committee’s considerations in establishing each of the compensation components for our executive officers.

Base Salary

Base salary is a fixed element of employees’ annual cash compensation, the payment of which is not tied to our performance. We provide the opportunity for each of our named executive officers and other executive officers to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to provide a base wage that is not subject to our performance risk. We review base salaries for our named executive officers annually in the first half of each year and increases are based on our performance and individual performance. Base salary determinations reflect the employee’s long-term performance, skill set and the market value of that skill set. In setting base salaries for 2006, our Compensation Committee considered the following factors:

•	Individual performance. As described above under “Our Compensation Committee’s Processes,” base salary increases take into account individual performance assessments.

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Market data specific to the executive’s position, where applicable. As noted above, our Compensation Committee used certain market data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment based on the rapid growth of the BPO industry and in view of our compensation objectives.

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Consideration of the mix of overall compensation. Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to our performance and stockholder returns. Thus, for example, the founder executive officers’ overall compensation is more heavily weighted toward incentive compensation and equity compensation than that of the other executive officers.

Each of Mr. Talwar’s and Mr. Kapoor’s base salary of $400,000 until September 30, 2006 had been established in his November 2002 employment agreement at the time of the transaction that resulted in EXL Inc.

becoming our wholly owned subsidiary. Our founder executive officers entered into new employment agreements prior to our initial public offering to more closely align the terms of such agreements with those of executives holding equivalent roles at other public companies, including periodic compensation adjustments and annual equity awards. At the time of the negotiation of the employment agreements with Messrs. Talwar and Kapoor, our Compensation Committee applied the principles described above under “Our Compensation Committee’s Processes” and did not make any changes to the salary levels given market data available at the time.

The founder executive officers made recommendations for the other named executives and our Compensation Committee reviewed similar considerations for such named executives.

With regard to Mr. Shashank’s performance, our Compensation Committee gave particular weight to his leadership of our initial public offering process and the Inductis Acquisition, enhancing our compliance programs and improving productivity within the legal department. Our Compensation Committee also reviewed data from other companies and adjusted Mr. Shashank’s compensation in light of such data. Our Compensation Committee increased Mr. Shashank’s annual salary by 5 percent effective April 2006 and again by 11.1 percent effective October 2006.

With regard to Mr. Kini’s performance, our Compensation Committee gave particular weight to his leadership of our risk advisory business. Our Compensation Committee also reviewed data from other companies and adjusted Mr. Kini’s compensation in light of such data. Our Compensation Committee increased Mr. Kini’s annual salary by 15.4 percent effective April 1, 2006.

With regard to Mr. Bagai’s performance, our Compensation Committee gave particular weight to his leadership of our research and analytics business until June 2006 and of our BPO operations thereafter, as well as his expanded role with us as our Head of BPO Operations in India. Our Compensation Committee also reviewed data from other companies and adjusted Mr. Bagai’s compensation in light of such data. As is customary in India, where Mr. Bagai is based, Mr. Bagai’s base salary comprises a portion of his fixed compensation, which includes amounts such as payments for house rent. Our Compensation Committee increased Mr. Bagai’s fixed compensation by 5.6 percent effective April 1, 2006 and again by 26.7 percent effective October 2006.

The following table sets forth the base salary earned during 2006 by each of our named executive officers.

Name	Salary ($)
Vikram Talwar	400,000
Rohit Kapoor	400,000
Katy Murray(1)	193,333
Amit Shashank	256,000
Narasimha Kini	145,000
Pavan Bagai	133,675

(1)	Ms. Murray served as our Chief Financial Officer during a portion of 2006 but resigned effective September 15, 2006.

Cash Incentive Bonus

We have established an annual cash incentive bonus program in order to align executive officers’ and employees’ goals generally with our revenue and profitability objectives for the current year. Cash incentive bonuses for all employees worldwide, other than sales representatives, were determined in early 2007 under a cash incentive bonus program approved by our Compensation Committee. The aggregate amount of all cash bonuses paid for 2006 did not exceed the aggregate cash incentive bonus pool approved by our Compensation Committee in 2006. The bonuses paid for 2006 appear in the Summary Compensation Table below under the

“Bonus” column. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each year unless employment agreements contain different terms. Bonus payouts for the year are then determined by our financial results for the year relative to predetermined performance measures. Satisfactory individual performance is a pre-condition to payment. When our performance falls short of target, our aggregate annual cash bonus incentive pool declines and reduces to zero if we do not achieve 90 percent of our predetermined performance objectives. At the end of the performance period, our Compensation Committee has discretion to adjust an award payout from the amount yielded by the formula. Our Compensation Committee considered the following when establishing the awards for 2006:

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Bonus Targets. Bonus targets were based on job responsibilities and comparable market data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of market data and a substantial portion of that compensation was linked to our performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to our performance through the bonus plan. Thus, our Compensation Committee established the following bonus targets for 2006 (expressed as a percentage of base salary) for each named executive officer as well as the maximum bonus amounts for our founder executive officers:

Name	Bonus Target
Vikram Talwar	75 percent of base salary; maximum bonus of 150 percent of base salary
Rohit Kapoor	75 percent of base salary; maximum bonus of 150 percent of base salary
Amit Shashank	30 percent of base salary through September 30, 2006 and 40 percent of base salary thereafter
Narasimha Kini	20 percent of base salary though April 1, 2006 and 30 percent of base salary thereafter
Pavan Bagai	30 percent of average fixed compensation for 2006

As employees progress to higher levels of management, they are able to more directly affect our results and strategic initiatives, and therefore an increasing proportion of their pay is linked to our performance measures. For 2006, the target bonus for each of our founder executive officers was 80 percent dependent on our performance and 20 percent dependent on individual performance. For our other named executive officers, 60 percent was dependent on our performance and 40 percent was dependent on individual performance.

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Our performance measures. For all employees, including our executive officers, our Compensation Committee established 2006 performance measures for us based on a weighting of 50 percent on gross revenue (target of $103.2 million) and 50 percent on the profitability measure of earnings before interest and taxes (EBIT) (target of $11.2 million). The measures were determined by our Compensation Committee in January 2006, before we became a public company. Our Compensation Committee believes that this mix of performance measures encourages employees to focus appropriately on improving both top-line sales and bottom-line earnings. The measures were also effective motivators because they are easy to track and clearly understood by employees. Under the methodology approved by our Compensation Committee, in 2006 payouts could have ranged from zero to 115 percent of target depending on our performance. Our Compensation Committee established the performance measures for both revenue and EBIT (that is, the thresholds at which the payouts would be 100 percent of target) by applying the principles described above under “Our Compensation Committee’s Processes.”

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Individual performance measures. These goals are designed to balance the attention of our named executive officers between the achievement of near term objectives that improve specific processes or performance metrics and somewhat longer term objectives for us. While some of the goals are subjective, certain other goals are capable of objective measurement such as client and employee satisfaction measures. Under the methodology approved by our Compensation Committee, in 2006 payouts could have ranged from zero to 200 percent of target depending on individual performance.

In establishing each of Mr. Talwar’s and Kapoor’s cash incentive bonus for 2006, our Compensation Committee applied the principles described above under “Our Compensation Committee’s Processes.” Our Nominating and Governance Committee assessed each of our founder executive officer’s performance for 2006. They considered our and each founder executive officer’s accomplishment of objectives that had been established at the beginning of the year and the Nominating and Governance Committee’s own assessment of their performance, including against pre-established goals. They noted that under the leadership of our founder executive officers, in 2006, we achieved gross revenues in excess of $108.8 million (excluding the Inductis Acquisition) and EBIT in excess of $16.4 million (excluding the Inductis Acquisition). In each case, our actual performance was in excess of 100% of the performance measures predetermined by our Compensation Committee at the beginning of 2006. In awarding cash incentive bonuses of $490,000 to each of our founder executive officers, our Compensation Committee also noted that our financial performance was especially commendable in light of the success associated with our initial public offering, strong client relationships and the Inductis Acquisition.

Our founder executive officers made recommendations for our other named executive officers employed by us at the end of 2006 and our Compensation Committee reviewed similar considerations for such named executive officers.

Our Compensation Committee awarded Mr. Shashank a cash incentive bonus of $99,523, which was in excess of the target bonus of $87,400 set forth in Mr. Shashank’s employment agreement. Our Compensation Committee gave additional weight to Mr. Shashank’s leadership of our initial public offering process and the Inductis Acquisition, enhancing our compliance programs and improving productivity within the legal department.

Our Compensation Committee awarded Mr. Kini a cash incentive bonus of $100,000, which was in excess of his target bonus of $45,000. Our Compensation Committee, in approving a bonus for Mr. Kini above our maximum of 200 percent of target, gave additional weight to Mr. Kini’s leadership of our risk advisory business and the growth experienced by that business in 2006.

Our Compensation Committee awarded Mr. Bagai a cash incentive bonus of $89,286, which was in excess of his target bonus of $52,902. Our Compensation Committee gave additional weight to Mr. Bagai’s leadership of our research and analytics business until June 2006 and BPO operations thereafter, and his demonstrated achievement in improving our operating efficiency and reducing employee turnover in our BPO business.

Ms. Murray resigned from the Company effective September 15, 2006. Due to her resignation prior to the end of 2006, Ms. Murray did not receive a cash incentive bonus.

Bonuses were paid in February to U.S.-paid employees and in March to India-based employees.

The following table sets forth the bonus earned in 2006 by each of our named executive officers other than Ms. Murray.

Name	Bonus ($)
Vikram Talwar	490,000
Rohit Kapoor	490,000
Amit Shashank	99,523
Narasimha Kini	100,000
Pavan Bagai	89,286

Equity Incentives

We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability during our period of growth. These incentives foster the long-term perspective necessary for continued success in our business and also ensure that our executive officers are properly focused on stockholder value. Additionally, these awards are less costly to us in the short term than cash compensation. We review long-term equity incentives for our named executive officers and other executives periodically and make grants to executive officers at one or more pre-scheduled meetings of our Compensation Committee in March or April. Through 2006, we employed two forms of equity incentives to executive officers granted under our 2003 Stock Option Plan, which we refer to as our 2003 Plan, or our 2006 Plan: stock options and restricted stock.

Prior to our initial public offering, our stock option program was based on grants that were individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as our form of equity compensation because stock options provide a relatively straightforward incentive for our executives and result in less immediate dilution of existing stockholders’ interests. We adopted FAS123(R) beginning in 2006. In 2006, for the first time, our Compensation Committee awarded restricted stock and restricted stock units to certain of our directors, executive officers and senior officers and certain employees of Inductis after the Inductis Acquisition. Unlike stock options, restricted stock awards offer executives the opportunity to receive shares of our common stock on the date the restriction lapses. Both stock option and restricted stock awards serve to reward and retain executives because the value of the awards is directly linked to long-term stock price performance.

Grant values for individuals were determined based on individual performance and comparable market data. Consistent with our compensation philosophy, individuals at higher levels received a greater proportion of their total pay in the form of equity. The values for 2006 equity incentive awards for our named executive officers were as follows:

In connection with amending our employment agreement with Mr. Talwar, we granted Mr. Talwar 75,000 shares of restricted stock, 25 percent of which vested on November 14, 2006 and the remainder of which will vest in additional 25 percent increments on each of November 14, 2007, November 14, 2008, and November 14, 2009. In connection with amending our employment agreement with Mr. Kapoor, we granted Mr. Kapoor a nonqualified stock option in respect of 150,000 shares of our common stock with a per-share exercise price of $11.875, 25 percent of which vested and became exercisable on November 14, 2006 and the remainder of which will vest and become exercisable in additional 25 percent increments on each of November 14, 2007, November 14, 2008, and November 14, 2009. Our employment agreements with Messrs. Talwar and Kapoor anticipate that they, like executives holding equivalent roles at other public companies that we reviewed, will receive long-term incentive grants annually in the future.

In connection with amending our employment agreement with Mr. Shashank in October 2006 and adjusting his compensation based on our review of comparable market data, we approved a stock option grant to Mr. Shashank of 20,000 shares of our common stock, with a per-share exercise price of $13.50. Previously, in April 2006, as part of the annual grant cycle for the award of equity incentive awards, we had awarded Mr. Shashank a stock option grant of 10,000 shares of our common stock, with a per-share exercise price of $11.875. Each of Mr. Shashank’s stock option grants in 2006 vest over a four year period with ten percent vesting on the first anniversary of the date of grant, an additional twenty percent vesting on the second anniversary of the date of grant, an additional thirty percent vesting on the third anniversary of the date of grant and the remaining forty percent vesting on the fourth anniversary of the date of grant. In addition, as partial compensation for increasing the exercise price of stock options previously granted to Mr. Shashank at the time of his employment, our Compensation Committee granted Mr. Shashank a restricted stock award of 14,210 shares that will vest 50 percent on June 7, 2007 and the remaining 50 percent on June 7, 2008.

In April 2006, we approved a restricted stock award to Mr. Kini of 6,000 shares that will vest on the third anniversary of the date of grant. At that time, we also approved a stock option grant to Mr. Kini of 10,000 shares of our common stock, with a per-share exercise price of $11.875. We provided these two equity incentive awards to Mr. Kini in recognition of his leadership of our risk advisory business and also to adjust his compensation based on our review of comparable market data. The stock options granted to Mr. Kini in 2006 vest over a four year period with ten percent vesting on the first anniversary of the date of grant, an additional twenty percent vesting on the second anniversary of the date of grant, an additional thirty percent vesting on the third anniversary of the date of grant and the remaining forty percent vesting on the fourth anniversary of the date of grant.

In July 2006, in recognition of Mr. Bagai’s leadership of our research and analytics business until that time and his leadership of the BPO business thereafter, we approved a stock option grant to Mr. Bagai of 30,000 shares of our common stock, with a per-share exercise price of $11.875. The stock options granted to Mr. Bagai in 2006 vest over a four year period with ten percent vesting on April 20, 2007, an additional twenty percent vesting on April 20, 2008, an additional thirty percent vesting on April 20, 2009 and an additional forty percent vesting on April 20, 2010.

Equity Incentives—Stock Options

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. In this sense, stock options are a motivational tool. Under our 2003 Plan, our ten-year options were granted at the market price on the date of grant and vest equally over a four year period from the date of grant. Effective from September 29, 2006, we decided to cease to make new grants under our 2003 Plan. Our ten-year options under our 2006 Plan are granted at the average of the high and low price on the trading day immediately prior to the date of grant. Stock options granted under our 2006 Plan generally vest over a four year period with ten percent vesting on the first anniversary of the date of grant, an additional twenty percent vesting on the second anniversary of the grant date, an additional thirty percent vesting on the third anniversary of the grant date and the remaining forty percent vesting on the fourth anniversary of the grant date. Our Compensation Committee has, on occasion, altered the vesting cycle based on unique circumstances associated with a particular grant. For example, such occasions have arisen where there has been a delay in the finalization of an executive officer’s employment agreement or where we determined that it was appropriate to credit an executive officer for service performed by such executive prior to our Compensation Committee’s approval of such grant. The four year vesting period helps focus employees on long-term growth and helps to retain key employees. We have not repriced options under the 2003 Plan except in the case of an upward revision in the exercise price of stock options granted to Mr. Shashank at the time of his employment. Likewise, if the stock price declined after the grant date, we have not replaced options under our 2003 Plan. Our 2006 Plan prohibits the repricing of stock options under our 2006 Plan without the approval of our stockholders.

Our Compensation Committee considered the following in establishing our 2006 option grants to all employees, including our executive officers:

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Grant size. In determining the number of options to be granted to senior executive officers, our Compensation Committee took into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, the value of stock options in relation to other elements of total compensation and total compensation amounts paid by peer group companies.

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Grant Timing and Price. Our Compensation Committee’s procedure for the timing of equity grants (stock options, restricted stock or any other form of equity award permitted under our 2006 Plan) ensures that grant timing is not being manipulated to result in a price that is favorable to employees. The annual equity grant date for all eligible employees, including executive officers, is in March or April (depending on when our Compensation Committee holds its pre-scheduled meeting or meetings discussed above). The grant date timing coincides with our calendar-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to certain aspects of individual performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance. However, some exceptions to the annual grant date are expected. Under their respective employment agreements, equity incentive grants for Messrs. Talwar and Kapoor are considered in January of each year. Other exceptions to the annual equity grant date occur periodically for matters such as new hires of executive officers. This primary annual grant date is established by our Compensation Committee well in advance – typically at least one year prior to our Compensation Committee meeting and on the same date as the meetings of our board of directors and other committees. Scheduling decisions are made without regard to our anticipated earnings or other major announcements.

Grants for new hires are made at the next scheduled Compensation Committee meeting after the joining date of such hire.

Equity Incentives—Restricted Stock

Restricted stock awards serve both to reward and retain executives since the value of the restricted stock awards is linked to the price of our stock on the date that the restriction lapses. In addition, restricted stock awards are less dilutive for stockholders’ equity since restricted stock awards are full value awards and our Compensation Committee can award fewer restricted stock awards than an equivalent value of stock options. As with stock options, restricted stock awards provide a significant degree of alignment of interests between our executive officers and stockholders. Restricted stock awards have only been issued under our 2006 Plan. In 2006, our Compensation Committee awarded certain executive officers, including Mr. Kini, restricted stock awards that vest fully on the third anniversary of the date of grant.

The following table sets forth the stock awards and stock options awards made to each of our named executive officers in 2006.

Name	Stock Awards ($)(1)	Option Awards ($)(2)
Vikram Talwar	208,566	—
Rohit Kapoor	—	209,195
Katy Murray(3)	—	94,675
Amit Shashank	25,754	136,435
Narasimha Kini	10,615	40,013
Pavan Bagai	—	20,927

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2006 that are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.
(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of this amount are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2006 that are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.
(3)	Ms. Murray served as our Chief Financial Officer during a portion of 2006 but resigned effective September 15, 2006.

Benefits and Perquisites

We offer employee benefits coverage in order to:

•	provide our global work force with a reasonable level of financial support in the event of illness or injury, and

•	enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available for all U.S. employees and executive officers include medical and dental coverage, disability insurance and life insurance. In addition, our 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with us. A majority of our U.S. employees, including executive officers, participate in these plans.

The cost of both employee and post-employment benefits is partially borne by our employees, including our executive officers.

We do not provide significant perquisites or personal benefits to executive officers other than our founder executive officers. Each founder executive officer is provided a limited number of perquisites whose primary purpose is our desire to minimize distractions from his attention to our important initiatives. A discussion of the benefits provided to the founder executive officers is provided under “Employment Agreements” below.

Severance Benefits

We are obligated to pay severance or other enhanced benefits to our named executive officers other than Ms. Murray upon termination of their employment under the terms of their respective employment agreements. A discussion of the severance and other enhanced benefits provided to our named executive officers currently employed by us is provided under “Potential Payments Upon Termination or Change in Control” below.

We have provided change in control severance protection for certain or our executive officers, including our named executive officers. Our Compensation Committee believes that such protection is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of us. In addition, for executive officers, the program is intended to align executive officers’ and stockholder interests by enabling executive officers to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the executive officers’ own employment.

Senior executive officers, including our named executive officers, have enhanced levels of benefits based on their job level, seniority and probable loss of employment after a change in control. We also consider it likely that it will take more time for senior executive officers to find new employment. Therefore senior executive officers generally are paid severance for a longer period.

•	Accelerated vesting of equity awards. All executive officers receive an advancement of vesting by one year of all unvested equity awards at the time of termination of employment.

•

Covered terminations. Eligible executive officers are eligible for payments if, within one year of the change in control, their employment is terminated (i) without cause by us or (ii) for good reason by the executive officer.

•	Severance payment. Eligible terminated executive officers receive severance payments reflecting the expected duration for such executive officers to find new employment.

•	Benefit continuation. Eligible terminated executive officers receive basic employee benefits such as health and life insurance for up to two years following termination of employment.

Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1,000,000 to our named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by stockholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals as reflected in the summary compensation table below.

We have taken steps to qualify stock options and performance awards under the 2006 Plan for full deductibility as “performance-based compensation.” Our Compensation Committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Compensation Committee Report

The Compensation Committee of the board of directors of ExlService Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to the board of directors of ExlService Holdings, Inc. that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and our proxy statement relating to our 2007 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Mr. Steven B. Gruber (Chairman)

Mr. David B. Kelso

Mr. Garen K. Staglin

Summary Compensation Table for 2006

The following table sets forth information for compensation earned in fiscal year 2006 by our named executive officers.

Name Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)	Change in Pension value and non qualified deferred compensation earning ($)	All other compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Vikram Talwar Chief Executive Officer	2006	400,000	490,000	208,566	—	—	—	153,596	(3)	1,252,162
Rohit Kapoor (4) President and CFO	2006	400,000	490,000	—	209,195	—	—	87,793	(5)	1,186,988
Katy Murray (6) Chief Financial Officer	2006	193,333	—	—	94,675	—	—	3,339		291,347
Amit Shashank General Counsel	2006	256,000	99,523	25,754	136,435	—	—	184,003	(7)	701,716
Narasimha Kini Vice President, Advisory Services	2006	145,000	100,000	10,615	40,013	—	—	15,253		310,882
Pavan Bagai Head of BPO Operations	2006	133,675	89,286	—	20,927	—	—	45,233	(8)	289,121

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2006 that are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.
(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of this amount are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2006 that are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.
(3)	The amount shown in column (i) for Mr. Talwar includes $51,785 in travel allowance, $20,312 for personal security protection in India, $15,634 for an automobile in India and associated automobile insurance, driver’s wages and fuel charges and $15,404 towards school tuition for Mr. Talwar’s dependents. Other items include employer contributions to our 401(k) plan and payments toward estate planning, maintenance of a car in the United States, including associated insurance and fuel and toll expenses, club membership renewal, efax service, life insurance premiums, a consultation fee for expenses incurred by Mr. Talwar in connection with the negotiation, drafting, and execution of his employment agreement and payments towards expenses while traveling outside of India for work.
(4)	Mr. Kapoor, who serves as our President, was given the additional responsibility of Chief Financial Officer as of September 16, 2006. No salary changes were made to compensate for the additional responsibility of Chief Financial Officer for part of the year. The compensation reflected in column (c) is Mr. Kapoor’s full year base salary paid.
(5)	The amount shown in column (i) for Rohit Kapoor includes $36,285 in travel allowance, $19,760 towards maintenance of an automobile, including fuel and toll expenses, in the United States and $12,500 in consultation fees for expenses incurred by Mr. Kapoor in connection with the negotiation, drafting, and execution of the employment agreement. Other items include employer contributions to our 401(k) plan and payments towards estate planning, insurance, life insurance premiums, expenses while traveling out of the United States for work, parking charges, home internet costs to access our systems from home.
(6)	Katy Murray served as our Chief Financial Officer during a portion of 2006 but resigned September 15, 2006. The amount shown in column (c) is the salary paid to Ms. Murray until that time.

(7)	The amount shown in column (i) for Amit Shashank includes a one time payment of $168,750 as partial compensation for increasing the exercise price of stock options granted to Mr. Shashank at the time of his employment with us.
(8)	The amount shown in column (i) for Pavan Bagai includes $34,621 toward home rental costs and $8,044 in contributions under an Indian provident plan and our gratuity plan, both of which are required under Indian law. Information regarding the Indian provident plan and our gratuity plan can be found in Note 2 to the audit financial statements that are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007. Other items include medical and accident insurance premium payments and reimbursements for mobile phone usage.

Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of stock and option awards and equity incentive plan awards granted to our named executive officers during fiscal year 2006:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of shares of stock or units (#)	All other Option Awards: Number of Securities Underlying Option (#)	Exercise or base price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Vikram Talwar	7/27/2006	—	—	—	—	—	—	75,000	—	—	739,094
Rohit Kapoor	7/27/2006	—	—	—	—	—	—	—	150,000	11.88	741,321
Katy Murray(2)	—	—	—	—	—	—	—	—	—	—	—
Amit Shashank	4/20/2006	—	—	—	—	—	—	—	10,000	11.88	44,647
	7/27/2006	—	—	—	—	—	—	14,210	—	—	140,034
	10/19/2006	—	—	—	—	—	—	—	20,000	13.5	147,500
Narasimha Kini	4/20/2006	—	—	—	—	—	—	6,000	—	—	60,900
	4/20/2006	—	—	—	—	—	—	—	10,000	11.88	44,647
Pavan Bagai	7/27/2006	—	—	—	—	—	—	—	30,000	11.88	148,264

(1)	The vesting schedule of the grants mentioned in the table are as follows:

Name	Grant Date	Vesting start date	Vesting schedule
Vikram Talwar	7/27/2006	11/14/2005	Vesting over 4 years - 25% each year
Rohit Kapoor	7/27/2006	11/14/2005	Vesting over 4 years - 25% each year
Amit Shashank	4/20/2006 7/27/2006 10/19/2006	4/20/2006 6/7/2006 10/19/2006	Vesting over 4 years - 10%, 20%, 30% and 40% Vesting over 2 years - 50% each year Vesting over 4 years - 10%, 20%, 30% and 40%
Narasimha Kini	4/20/2006 4/20/2006	4/20/2006 4/20/2006	Vesting of restricted stock at the end of 3 years - 100% Vesting of options over 4 years - 10%, 20%, 30% and 40%
Pavan Bagai	7/27/2006	4/20/2006	Vesting over 4 years - 10%, 20%, 30% and 40%

(2)	Katy Murray served as our Chief Financial Officer for a portion of 2006 but resigned effective September 15, 2006.

On July 27, 2006 we granted a restricted stock award to Vikram Talwar and a stock option award to Rohit Kapoor. We made both awards under our 2006 Plan.

We granted 75,000 shares of restricted stock to Mr. Talwar under our 2006 Plan, 25 percent of which vested on November 14, 2006 and the remainder of which will vest in additional 25 percent increments on each of November 14, 2007, November 14, 2008, and November 14, 2009. If Mr. Talwar’s employment ends at the expiration of the term of his employment agreement because we give a notice of nonrenewal of the term of that agreement, or if a change in control occurs (as defined in our 2006 Plan), any portion of the restricted stock which would have vested in the one year period following the termination of employment or change in control (as applicable) will become vested on the termination date or the consummation of the change in control (as applicable).

If Mr. Talwar’s employment is terminated by us without cause (as defined in our 2006 Plan) in specific contemplation of or following a change in control or if Mr. Talwar resigns for good reason (as defined in the award agreement) following a change in control, the restricted stock award will become fully vested. Mr. Talwar will need to execute a standard release of employment-related claims in order for his restricted stock award to vest in such a case.

We also granted a nonqualified stock option in respect of 150,000 shares of our common stock under our 2006 Plan to Mr. Kapoor with an exercise price of $11.875 per share, 25 percent of which vested and became exercisable on November 14, 2006 and the remainder of which vest and become exercisable in additional 25 percent increments on each of November 14, 2007, November 14, 2008, and November 14, 2009. If Mr. Kapoor’s employment ends at the expiration of the term of his employment agreement because we give a notice of nonrenewal of the term of that agreement or if a change in control occurs (as defined in our 2006 Plan), any portion of the stock option which would have vested in the one year period following the termination of employment or change in control (as applicable) will become vested on the termination date or the consummation of the change in control (as applicable).

If Mr. Kapoor’s employment is terminated by us without cause (as defined in our 2006 Plan) in specific contemplation of or following a change in control, or if Mr. Kapoor resigns for good reason (as defined in the award agreement) following a change in control, the stock option will become fully vested and exercisable. Mr. Kapoor will need to execute a standard release of employment-related claims in order for his stock option to vest in such a case.

The vested portion of the stock option will remain exercisable for up to 180 days following Mr. Kapoor’s termination of employment.

Employment Agreements

Vikram Talwar and Rohit Kapoor

We entered into employment agreements with Messrs. Talwar and Kapoor, effective September 30, 2006. Mr. Talwar serves as our Chief Executive Officer and Vice Chairman and is based at our executive offices in India. Mr. Kapoor serves as our President and served as our Chief Financial Officer between September 16, 2006 and March 30, 2007 and is based at our executive offices in New York, New York. Each agreement lasts until December 31, 2009 and will automatically extend for successive 12 month periods unless either party provides the other with 120 days’ notice of its desire not to extend the agreement.

Salary and Bonus. Messrs. Talwar and Kapoor will each be entitled to receive an annual base salary of $400,000. This base salary can be increased at our sole discretion and cannot be decreased unless a company-wide decrease in pay is implemented. Messrs. Talwar and Kapoor can each earn an annual cash bonus, with a target of 75 percent of base salary and a maximum of 150 percent of base salary, based upon the attainment of criteria determined by our Compensation Committee.

Messrs. Talwar and Kapoor will each be eligible to receive stock options and/or restricted stock awards annually during the term, in amounts and forms we determine. Any stock options will be granted with an exercise price equal to the fair market value of our common stock at the time of grant. Any future stock option or restricted stock awards will vest 25 percent per year over four years.

Benefits. Messrs. Talwar and Kapoor can participate in all the benefit plans we provide to senior executives and employees generally.

If we require either Mr. Talwar or Mr. Kapoor to relocate, we will pay the relocation costs and will reimburse the executive for the cost of maintaining his existing home. He will need to use his best efforts to mitigate our cost by either renting or selling his home.

Personal Benefits. We provide Messrs. Talwar and Kapoor with certain personal benefits, including:

•	expenses associated with maintaining an automobile in the United States (including up to $1,200 per month for lease or loan payments);

•	four weeks paid vacation each year;

•	up to $12,000 for personal tax and estate planning expenses during the term of their employment agreements;

•	furniture and equipment for a home office;

•	once-a-year business class airfare between the United States and India for the executive and his family;

•	term life insurance policy with a face value of $500,000; and

•	legal fee reimbursement of up to $25,000.

Personal Benefits for Mr. Talwar. The benefits Mr. Talwar will receive which Mr. Kapoor will not receive include the following:

•	certain expenses associated with maintaining an automobile in India (including insurance, fuel charges and driver’s wages);

•	personal security for the executive and his family;

•	certain club memberships fees amounting to $3,500 per year;

•	reimbursement of the additional taxes the executive pays because he works and lives in India;

•	education allowance for private school tuition for the executive’s children through secondary school; and

•	$150 per diem billeting allowance for each night that the executive does not stay in a hotel during travel to the United States on company business while domiciled outside the United States.

Personal Benefits for Mr. Kapoor. The benefits Mr. Kapoor will receive which Mr. Talwar will not receive include the following:

•	personal security for the executive and his family while in India; and,

•	$150 per diem billeting allowance for each night that the executive does not stay in a hotel during travel to India on company business while domiciled in the United States.

Amit Shashank

Our current employment agreement with Mr. Shashank became effective on October 1, 2006. Mr. Shashank began to work for us in June 2004. Mr. Shashank receives an annual base salary of $280,000, which can be increased based on annual performance reviews. For 2006, Mr. Shashank was eligible to receive a target bonus of $84,700, computed as the weighted average of a target of 30 percent of $252,000, his pre-October 1, 2006 base salary, and 40 percent of $280,000, his post-September 30, 2006 base salary. For calendar years after 2006, the target annual bonus will be 40 percent, which can be increased based on annual performance reviews, of Mr. Shashank’s weighted average base salary for the year, based on the achievement of performance goals.

Katy Murray

We entered into an employment agreement with Katy Murray that became effective on June 1, 2005. Ms. Murray resigned effective September 15, 2006. Ms. Murray received an annual base salary of $280,000, which could have been increased based on annual performance reviews. Ms. Murray was eligible to receive a target bonus of $90,000 based on the achievement of performance goals.

Narasimha Kini

We entered into our current employment agreement with Mr. Kini on May 5, 2004. Until March 31, 2006, Mr. Kini received an annual base salary of $130,000 and for the remainder of the year Mr. Kini received an annual base salary of $150,000. Mr. Kini’s annual base salary can be increased based on annual performance reviews. For 2006, Mr. Kini was eligible to receive a target bonus of $45,000, calculated as 30 percent of his annual base salary.

Pavan Bagai

We entered into an employment agreement with Mr. Bagai dated July 31, 2002. Until April 2006, Mr. Bagai received an annual fixed compensation of $158,482. Mr. Bagai’s annual fixed compensation was increased to $167,411 until October 2006 and increased to $212,054 for the remainder of the year. Mr. Bagai’s annual fixed compensation can be increased based on annual performance reviews. As is customary in India, where Mr. Bagai is based, annual fixed compensation includes amounts such as payments toward house rent. Mr. Bagai is also eligible to receive an annual discretionary bonus based on management’s assessment of his performance during the prior year. For 2006, Mr. Bagai was eligible to receive a target bonus of $52,902, computed as the weighted average of a target of 30 percent of his annual compensation.

Our Award Plans

ExlService Holdings, Inc. 2006 Omnibus Award Plan

Our board of directors and stockholders approved and adopted our 2006 Plan effective as of April 20, 2006. Our 2006 Plan currently includes two sub plans with substantially similar terms which provide for awards to our employees who live in India. The purposes of the plan are to allow eligible employees, officers, directors, and consultants to acquire shares of our common stock and to enable us to attract and retain employees, officers, directors, and consultants of outstanding ability, thereby furthering our growth, development and success.

A total of 2,469,398 shares of our common stock may be issued under our 2006 Plan. This amount may be changed upon a change in our capitalization and other significant corporate events. No participant may be granted awards of options and/or stock appreciation rights or performance compensation awards with respect to more than 300,000 shares of our common stock in any one year under our 2006 Plan. On termination, forfeiture, or expiration of an unexercised stock option grant or other award, in whole or in part, the number of shares of common stock subject to such unexercised stock option grant or other award will become available again for grant under our 2006 Plan. Also, shares subject to a stock option grant or other award that are not delivered to a participant because they are used to satisfy a tax withholding obligation will again become available for grant under our 2006 Plan.

Our 2006 Plan provides for the grant of any of the following types of awards (or any combination or variation thereof):

•	stock options;

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights;

•	stock bonus awards; and

•	performance compensation or cash bonus awards.

ExlService Holdings, Inc. 2003 Stock Option Plan

Our board of directors and stockholders approved and adopted our 2003 Plan effective as of January 1, 2003. The purpose of our 2003 Plan is to attract and retain outstanding individuals as our key employees and to motivate these individuals to achieve our long-term performance goals by providing incentives in the form of ownership or our common stock.

Our 2003 Plan provides for the grant of stock options. On September 29, 2006, we decided to cease to make new grants under our 2003 Plan.

ExlService Holdings, Inc. 2003 India Employee Stock Option Plan

Our board of directors approved and adopted the ExlService Holdings, Inc. 2003 India Employee Stock Option Plan, or our 2003 India Plan, effective as of April 30, 2003. The purpose of our 2003 India Plan is to provide eligible employees of EXL India with the opportunity to acquire an ownership interest in us.

Our 2003 India Plan provides for the grant of stock options. On September 29, 2006, we decided to cease to make new grants under our 2003 Plan.

A total of 738,863 stock options to purchase shares of our common stock remain issued and outstanding under our 2003 Plan and our 2003 India Plan on a combined basis, in each case subject to adjustment based on a change in our capitalization and other significant corporate events. Shares represented by ungranted options under the 2003 Plan and the 2003 India Plan and options that have been forfeited after September 29, 2006 have been and will be added to the total number of shares that may be issued under our 2006 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the equity awards we have made to our named executive officers that were outstanding as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned shares, Units or other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Vikram Talwar	—	—	—	—	—	56,250	1,183,500	—	—

Rohit Kapoor	37,500	112,500	—	$11.875	7/26/2016	—	—	—	—

Katy Murray(1)	—	—	—	—	—	—	—	—	—

Amit Shashank	10,000	30,000	—	11.875	5/31/2015	14,210	298,978	—	—

	30,000	30,000	—	10.625	6/6/2014	—	—	—	—

	0	10,000	—	11.875	4/19/2016	—	—	—	—

	0	20,000	—	13.50	10/18/2016	—	—	—	—

Narasimha Kini	3,750	3,750	—	0.12	12/31/2012	6,000	126,240	—	—

	2,500	2,500	—	9.00	6/17/2013	—	—	—	—

	5,000	15,000	—	11.875	9/28/2015	—	—	—	—

	—	10,000	—	11.875	4/19/2016	—	—	—	—

Pavan Bagai	37,500	12,500	—	0.12	12/31/2012	—	—	—	—

	—	30,000	—	11.875	4/19/2016	—	—	—	—

(1)	Katy Murray served as our Chief Financial Officer during a portion of 2006 but resigned effective September 15, 2006.

Option Exercises and Stock Vested

The following table provides additional information about the value realized by our named executive officers on option award exercises and stock award vesting during fiscal year 2006.

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Vikram Talwar	—	—	18,750	378,563

Rohit Kapoor	—	—	—	—

Katy Murray(1)	—	—	—	—

Amit Shashank	—	—	—	—

Narasimha Kini	—	—	—	—

Pavan Bagai	—	—	—	—

(1)	Katy Murray served as our Chief Financial Officer during a portion of 2006 but resigned effective September 15, 2006.

Potential Payments Upon Termination or Change in Control

Vikram Talwar and Rohit Kapoor

Severance. If either Mr. Talwar’s or Mr. Kapoor’s employment is terminated by us without “cause” or by the executive for “good reason” (in each case, as described below), the executive will be entitled to severance consisting of:

•	continuation of his base salary for 24 months;

•

his actual bonus, if any, earned for the year of termination, determined as if he had been employed for the full year of termination, paid ratably over the remaining period and number of base salary payments; and

•	continuation of life insurance coverage for 18 months. The life insurance coverage will terminate at the time the executive commences employment with another employer.

“Cause” will occur when:

•	there is a final non-appealable conviction of or pleading of no contest to a felony, or a crime of moral turpitude which causes serious economic harm or injury to our reputation;

•	the executive engages in fraud, embezzlement, self-dealing, gross negligence, dishonesty or other gross and willful misconduct which causes serious and demonstrable injury to us;

•	the executive materially violates any of our material policies or materially and intentionally fails to comply with applicable laws;

•	the executive willfully fails to perform his duties for 15 days after we notify him in writing of his need to substantially improve his performance;

•	the executive fails to reasonably cooperate in a governmental investigation involving us;

•	the executive fails to follow our board of directors’ lawful instructions and does not remedy the failure for 15 days after we give him written notice;

•	the executive’s use of alcohol or drugs materially interferes with the performance of his duties; or

•	the executive fails to take reasonable steps to end certain affiliations specified in his employment agreement within six months after a request by our board of directors.

“Good reason” means:

•	the executive’s duties or responsibilities are substantially diminished, or he is required to report to anyone other than our board of directors;

•	the executive’s title as our officer is adversely changed, except if the change occurs after a change in control and his new title and duties are similar to his old title and duties;

•	the executive’s base salary is reduced, or his target annual bonus opportunity is reduced below 75 percent of his base salary, unless a company-wide decrease in pay is implemented;

•	the location where the executive is based is moved more than 30 miles, and the new location is more than 30 miles from his primary residence; or

•	we breach any material term of the executive’s employment agreement.

If the executive plans to terminate his employment for good reason, he must notify us within 30 days of the date the problem began and must allow us 15 days to remedy the problem.

Change in Control Severance. If a termination described above occurs within 12 months following a “change in control,” the executive will receive, in lieu of the severance described above, a lump sum payment of $999,000 and full vesting of all unvested equity awards granted on or after September 30, 2006.

A “change in control” means any of the following events:

•

any person or group becomes a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50 percent of either (1) the combined voting power of our then-outstanding voting securities entitled to vote in the election of directors or (2) our outstanding shares of common stock, assuming all rights to acquire common stock through options, warrants, conversion of convertible stock or debt, and the like are exercised. Certain acquisitions by our stockholders, Oak Hill Partners, L.P., FTVentures and their affiliates, will not trigger a change in control;

•	a majority of the members of our board of directors changes, except as allowed by the executive’s employment agreement;

•	our dissolution or liquidation;

•	the sale or disposition of all or substantially all of our business or our assets; or

•	consummation of a reorganization, recapitalization, merger, consolidation or similar transaction with another entity. A transaction will not be a change in control if after the transaction:

•

more than 50 percent of the total voting power of the resulting entity or its ultimate parent is represented by what were our outstanding voting securities before the transaction in substantially the same proportion among holders;

•

no person or group is or becomes the beneficial owner of more than 50 percent of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the parent or surviving company; and

•	at least a majority of the members of the board of directors of the parent or surviving company following the transaction were our board members when our board first approved the transaction.

Death or Disability. If either Mr. Talwar’s or Mr. Kapoor’s employment terminates on account of death or is terminated by either the executive or us for “disability” (as defined in the executive’s employment agreement), the executive will be entitled to a pro-rated portion of the projected bonus amount for the year of termination.

Post-Termination Health Benefits. When Mr. Talwar’s or Mr. Kapoor’s employment ends for any reason other than termination by us for cause or a voluntary termination by the executive, we will pay on behalf of the executive and his eligible dependents the cost of continued coverage under our group health plan for 18 months in accordance with applicable federal law governing continuation group health plan coverage (COBRA). These payments will end when the executive becomes eligible for comparable health benefits from another employer. If the executive elects coverage under COBRA, we have agreed to help him obtain an individual health policy at his cost when his COBRA coverage expires.

Noncompete and Nonsolicit Provisions. Each of Messrs. Talwar and Kapoor is subject to confidentiality restrictions and noncompete, non-disparagement and nonsolicit/no-hire restrictions during his employment and for one year thereafter, unless his agreement ends because we do not renew the term. If we do not renew the term and we pay the executive an amount equal to his base salary for one year, the restrictions remain in place for one year following termination of employment.

On July 27, 2006 we granted a restricted stock award to Vikram Talwar and a stock option award to Rohit Kapoor. We made both awards under our 2006 Plan.

Mr. Talwar’s Restricted Stock. We granted 75,000 shares of restricted stock to Mr. Talwar under our 2006 Plan, 25 percent of which vested on November 14, 2006 and the remainder of which will vest in additional 25 percent increments on each of November 14, 2007, November 14, 2008, and November 14, 2009. If Mr. Talwar’s employment ends at the expiration of the term of his employment agreement because we give a notice of nonrenewal of the term of that agreement, or if a change in control occurs (as defined in our 2006 Plan), any portion of the restricted stock which would have vested in the one year period following the termination of employment or change in control (as applicable) will become vested on the termination date or the consummation of the change in control (as applicable).

If Mr. Talwar’s employment is terminated by us without cause (as defined in our 2006 Plan) in specific contemplation of or following a change in control or if Mr. Talwar resigns for good reason (as defined in the award agreement) following a change in control, the restricted stock award will become fully vested. Mr. Talwar will need to execute a standard release of employment-related claims in order for his restricted stock award to vest in such a case.

Mr. Kapoor’s Stock Option. We granted a nonqualified stock option in respect of 150,000 shares of our common stock under our 2006 Plan to Mr. Kapoor with an exercise price of $11.875 per share, 25 percent of which vested and became exercisable on November 14, 2006 and the remainder of which vest and become exercisable in additional 25 percent increments on each of November 14, 2007, November 14, 2008, and November 14, 2009. If Mr. Kapoor’s employment ends at the expiration of the term of his employment agreement because we give a notice of nonrenewal of the term of that agreement or if a change in control occurs (as defined in our 2006 Plan), any portion of the stock option which would have vested in the one year period following the termination of employment or change in control (as applicable) will become vested on the termination date or the consummation of the change in control (as applicable).

If Mr. Kapoor’s employment is terminated by us without cause (as defined in our 2006 Plan) in specific contemplation of or following a change in control, or if Mr. Kapoor resigns for good reason (as defined in the award agreement) following a change in control, the stock option will become fully vested and exercisable. Mr. Kapoor will need to execute a standard release of employment-related claims in order for his stock option to vest in such a case.

The vested portion of the stock option will remain exercisable for up to 180 days following Mr. Kapoor’s termination of employment.

Indicative payouts for Vikram Talwar

The following table summarizes the amounts payable to Mr. Talwar upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Base salary payout	—	—	—	$800,000	—	$999,000	$999,000	—

Bonus payout	$490,000	$490,000	—	$490,000	—	—	—	—

Life insurance coverage	—	—	—	$5,760	—	$5,760	$5,760	$5,760

Health insurance	$18,630	$18,630	$18,630	$18,630	—	$18,630	$18,630	$18,630

Restricted stock (unvested and accelerated)	—	—	—	—	$394,500	$1,183,500	$1,183,500	$1,183,500

Indicative payouts for Rohit Kapoor

The following table summarizes the amounts payable to Mr. Kapoor upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Base salary payout			—	$800,000		$999,000	$999,000

Bonus payout	$490,000	$490,000		$490,000

Life insurance coverage				$1,440		$1,440	$1,440	$1,440

Health insurance	$18,630	$18,630	$18,630	$18,630		$18,630	$18,630	$18,630

Stock options (unvested and accelerated)					$343,688	$1,031,063	$1,031,063	$1,031,063

Amit Shashank

Either Mr. Shashank or we may terminate Mr. Shashank’s employment at any time. If we terminate Mr. Shashank’s employment without cause (as described below), we will be required to pay Mr. Shashank his then-current base salary for twelve months following his termination through our regular payroll practices. Beginning three months after his termination, Mr. Shashank is required to actively seek comparable employment and upon subsequent employment, we will reduce these additional salary payments by any base salary Mr. Shashank receives during the severance period from another employer.

“Cause” will occur when:

•	there is a final non-appealable conviction of or pleading of no contest to a felony, or a crime of moral turpitude which causes serious economic harm or injury to our reputation;

•	Mr. Shashank engages in fraud, embezzlement, self-dealing, gross negligence, dishonesty or other gross and willful misconduct which causes serious and demonstrable injury to us;

•	Mr. Shashank materially violates any of our material policies or materially and intentionally fails to comply with applicable laws;

•	Mr. Shashank willfully fails to perform his duties for 15 days after we notify him in writing of his need to substantially improve his performance;

•	Mr. Shashank fails to reasonably cooperate in a governmental investigation involving us;

•	Mr. Shashank fails to follow our board of director’s lawful instructions and does not remedy the failure for 15 days after we give him written notice; or

•	Mr. Shashank’s use of alcohol or drugs materially interferes with the performance of his duties.

We will also maintain Mr. Shashank’s health and dental coverage until the earlier of the end of the severance period or, and in respect of each of health and dental coverage considered separately, on the date on which Mr. Shashank and his eligible dependents become covered under another employer’s health or dental coverage.

On a change in control (as described below), the vesting of all of Mr. Shashank’s outstanding equity awards will be advanced by one year. For example, if one of Mr. Shashank’s awards were vesting ratably over a four-

year period and he had been 25 percent vested in the award immediately prior to the change in control, Mr. Shashank will be 50 percent vested in the award immediately after the change in control. In addition, all of Mr. Shashank’s outstanding equity awards will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause or voluntarily terminates his employment for good reason (as described below).

A “change in control” means any of the following events:

•

any person or group becomes a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50 percent of either (1) the combined voting power of our then-outstanding voting securities entitled to vote in the election of directors or (2) our outstanding shares of common stock, assuming all rights to acquire common stock through options, warrants, conversion of convertible stock or debt, and the like are exercised. Certain acquisitions by our stockholders, Oak Hill Partners, L.P., FTVentures and their affiliates, will not trigger a change in control;

•	a majority of the members of our board of directors changes, except as allowed by the agreement;

•	our dissolution or liquidation;

•	the sale or disposition of all or substantially all of our business or our assets; or

•	consummation of a reorganization, recapitalization, merger, consolidation or similar transaction with another entity. A transaction will not be a change in control if after the transaction:

•

more than 50 percent of the total voting power of the resulting entity or its ultimate parent is represented by what were our outstanding voting securities before the transaction in substantially the same proportion among holders;

•

no person or group is or becomes the beneficial owner of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the parent or surviving company; and

•

at least a majority of the members of the board of directors of the parent or surviving company following the transaction were our board members when our board of directors first approved the transaction.

“Good reason” means:

•	Mr. Shashank’s duties or responsibilities are substantially diminished, or he is required to report to anyone other than our board of directors, chief executive office or president;

•	his title as our officer is adversely changed, except if the change occurs after a change in control and his new title and duties are similar to his old title and duties;

•	the location where he is based is moved more than 30 miles following a change in control, and the new location is more than 30 miles from his primary residence; or

•	we breach any material term of the employment agreement following a change of control.

If Mr. Shashank plans to terminate his employment for good reason, he must notify us within 30 days of the date the problem began and must allow us 15 days to remedy the problem.

Indicative payouts for Amit Shashank

The following table summarizes the amounts payable to Mr. Shashank upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Base salary payout	—	—	—	$280,000	—	$280,000	$280,000	$280,000

Bonus payout	—	—	—	—	—	—	—	—
Life insurance coverage	—	—	—	—	—	—	—	—

Health insurance	—	—	—	$18,630	—	$18,630	$18,630	$18,630
Stock options (unvested and accelerated)	—	—	—	—	$271,995	$829,550	$829,550	$829,550

Restricted stock (unvested and accelerated)	—	—	—	—	$149,489	$298,978	$298,978	$298,978

Narasimha Kini

Either Mr. Kini or we may terminate Mr. Kini’s employment at any time.

On a change in control (as described below), the vesting of Mr. Kini’s equity awards under the 2006 Plan will be advanced by one year. For example, if one of Mr. Kini’s awards under the 2006 Plan were vesting ratably over a four-year period and he had been 25 percent vested in the award immediately prior to the change in control, Mr. Kini will be 50 percent vested in the award immediately after the change in control. In addition, all of Mr. Kini’s outstanding equity awards under our 2006 Plan will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause within 12 months following or in contemplation of a change in control (as described below).

A “change in control” means any of the following events:

•

any person or group becomes a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50 percent of either (1) the combined voting power of our then-outstanding voting securities entitled to vote in the election of directors or (2) our outstanding shares of common stock, assuming all rights to acquire common stock through options, warrants, conversion of convertible stock or debt, and the like are exercised. Certain acquisitions by our stockholders, Oak Hill Partners, L.P., FTVentures and their affiliates, will not trigger a change in control;

•	a majority of the members of our board of directors changes, except as allowed by the agreement;

•	our dissolution or liquidation;

•	the sale or disposition of all or substantially all of our business or our assets; or

•	consummation of a reorganization, recapitalization, merger, consolidation or similar transaction with another entity. A transaction will not be a change in control if after the transaction:

•

more than 50% of the total voting power of the resulting entity or its ultimate parent is represented by what were our outstanding voting securities before the transaction in substantially the same proportion among holders;

•

no person or group is or becomes the beneficial owner of more than 50 percent of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the parent or surviving company; and

•

at least a majority of the members of the board of directors of the parent or surviving company following the transaction were our board members when our board of directors first approved the transaction.

Indicative payouts for Narasimha Kini

The following table summarizes the amounts payable to Mr. Kini upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Base salary payout	—	—	—	—	—	—	—	—

Bonus payout	—	—	—	—	—	—	—	—
Life insurance coverage	—	—	—	—	—	—	—	—

Health insurance	—	—	—	—	—	—	—	—
Stock options (unvested and accelerated)	—	—	—	—	$9,165	$91,650	—	$91,650

Restricted stock (unvested and accelerated)	—	—	—	—	—	—	—	—

Pavan Bagai

On a change in control (as described below), the vesting of all of Mr. Bagai’s outstanding equity awards will be advanced by one year. For example, if one of Mr. Bagai’s awards were vesting ratably over a four-year period and he had been 25 percent vested in the award immediately prior to the change in control, Mr. Bagai will be 50 percent vested in the award immediately after the change in control. In addition, all of Mr. Bagai’s outstanding equity awards will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause or voluntarily terminates his employment for good reason (as described below).

A “change in control” means any of the following events:

•

any person or group becomes a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50 percent of either (1) the combined voting power of our then-outstanding voting securities entitled to vote in the election of directors or (2) our outstanding shares of common stock, assuming all rights to acquire common stock through options, warrants, conversion of convertible stock or debt, and the like are exercised. Certain acquisitions by our stockholders, Oak Hill Partners, L.P., FTVentures and their affiliates, will not trigger a change in control;

•	a majority of the members of our board of directors changes, except as allowed by the agreement;

•	our dissolution or liquidation;

•	the sale or disposition of all or substantially all of our business or our assets; or

•	consummation of a reorganization, recapitalization, merger, consolidation or similar transaction with another entity. A transaction will not be a change in control if after the transaction:

•

more than 50 percent of the total voting power of the resulting entity or its ultimate parent is represented by what were our outstanding voting securities before the transaction in substantially the same proportion among holders;

•

no person or group is or becomes the beneficial owner of more than 50 percent of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the parent or surviving company; and

•

at least a majority of the members of the board of directors of the parent or surviving company following the transaction were our board members when our board of directors first approved the transaction.

“Good reason” means:

•	Mr. Bagai’s duties or responsibilities are substantially diminished, or he is required to report to anyone other than our board of directors, chief executive office or president;

•	his title as our officer is adversely changed, except if the change occurs after a change in control and his new title and duties are similar to his old title and duties;

•	the location where he is based is moved more than 30 miles following a change in control, and the new location is more than 30 miles from his primary residence; or

•	we breach any material term of the employment agreement following a change of control.

Indicative payouts for Pavan Bagai

The following table summarizes the amounts payable to Mr. Bagai upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Severance payment	—	—	—	—	—	—	—	—

Base salary payout	—	—	—	$17,671	—	$17,671	$17,671	$17,671
Bonus payout	—	—	—	—	—	—	—	—

Life insurance coverage	—	—	—	—	—	—	—	—
Health insurance	—	—	—	—	—	—	—	—

Stock options (unvested and accelerated)	—	—	—	—	$27,495	$274,950	$274,950	$274,950
Restricted stock (unvested and accelerated)	—	—	—	—	—	—	—	—

Government-required payments(1)	$14,273	$14,273	—	—	—	—	—	—

(1)	Consists of payments Mr. Bagai is entitled to receive under an Indian provident plan and our gratuity plan, both of which are required under Indian law. Information regarding the Indian provident plan and our gratuity plan can be found in Note 2 to the audit financial statements that are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

Director Compensation

The following table sets forth information for compensation earned in fiscal year 2006 by our non-executive directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Steven B. Gruber	—	10,044	—	—	—	—	10,044
Bradford E. Bernstein(3)	—	10,044	—	—	—	—	10,044
Edward V. Dardani	—	10,044	—	—	—	—	10,044
James C. Hale, III(3)	—	10,044	—	—	—	—	10,044
David B. Kelso	15,500	13,283	13,633	—	—	—	42,416
Mohanbir Sawhney	30,000	39,420	17,184	—	—	—	86,604
Garen K. Staglin	35,500	39,420	17,492	—	—	—	92,412

1)	The grant date fair value of the equity awards is provided in the table below:

Name	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of Option Awards ($)
Steven B. Gruber	39,420	—
Bradford E. Bernstein	39,420	—
Edward V. Dardani	39,420	—
James C. Hale, III	39,420	—
David B. Kelso	39,420	148,200
Mohanbir Sawhney	39,420	89,250
Garen K. Staglin	39,420	81,450

2)	No options granted to our directors have been exercised. The restricted stock which has vested is yet to be issued.

Name	Options exercised or Restricted Stock vested
Steven B. Gruber	—
Bradford E. Bernstein	—
Edward V. Dardani	—
James C. Hale, III	—
David B. Kelso	—
Mohanbir Sawhney	4,000
Garen K. Staglin	4,000

3)	Messrs. Bernstein and Hale resigned from our board of directors effective December 24, 2006.

On September 29, 2006, our board of directors approved a grant restricted stock units representing 4,000 shares of our common stock to each member of our board of directors other than Messrs. Talwar and Kapoor. The grants made to the Messrs. Kelso, Sawhney provided that the restricted stock units would vest on the earlier of:

•	the first anniversary of the date of the reporting person’s installation as a member of our board of directors,

•	the end of the reporting person’s term on our board of directors, and

•	the occurrence of a “change in control”, as defined in our 2006 Plan,

The grants made to Messrs. Bernstein, Dardani, Gruber and Hale provided that the restricted stock units would vest on the earlier of:

•	October 19, 2007,

•	the end of the reporting person’s term on our board of directors, and

•	the occurrence of a “change in control”, as defined in our 2006 Plan.

The restricted stock units issued to Mr. Staglin were fully vested when granted based on the length of Mr. Staglin’s past service on our board of directors.

Holders of restricted stock units do not receive the underlying shares of common stock until the units have vested and are settled. The restricted stock units issued to each of our directors other than Messrs. Talwar and Kapoor will settle on the earlier of:

•	such directors death;

•	the occurrence of a “change in control”, as defined in our 2006 Plan; and

•	180 days following the end of such director’s term on our board of directors.

PRINCIPAL STOCKHOLDERS

The table below sets forth, as of April 1, 2007, information with respect to the beneficial ownership of our common stock by:

•	each of our directors and each of our named executive officers;

•	each person who is known to be the beneficial owner of more than 5 percent of our common stock; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned as of April 1, 2007 are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 1, 2007. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Beneficial Ownership
Name and Address of Beneficial Owner (1)	Shares	Percentage (%)
Oak Hill Partnerships(2)	10,542,504	37.5
FTVentures(3)	3,514,168	12.3
Vikram Talwar(4)	2,130,822	7.5
Rohit Kapoor(5)	2,149,572	7.5
Amit Shashank(6)	54,000	*
Pavan Bagai(7)	392,210	1.4
Narasimha Kini(8)	57,698	*
Katy Murray(9)	—	—
Steven B. Gruber	—	—
Edward V. Dardani	—	—
David B. Kelso	5,000	*
Dr. Mohanbir Sawhney(10)	17,500	*
Garen K. Staglin(11)	27,500	*
All current directors and executive officers as a group (17 persons)(12)	5,990,259	21.0

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each beneficial owner is c/o ExlService Holdings, Inc., 350 Park Avenue, New York, New York 10022.
(2)	The business address of the Oak Hill Partnerships is 201 Main Street, Suite 2415, Fort Worth, TX 76102. Includes an aggregate of 10,278,942 shares of our common stock held by Oak Hill Capital Partners, L.P. and 263,562 shares of our common stock held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC is the sole general partner of OHCP GenPar, L.P., which is the sole general partner of Oak Hill Capital Management Partners, L.P. and Oak Hill Capital Partners, L.P. OHCP MGP, LLC exercises voting and dispositive control over the shares held by Oak Hill Capital Management Partners, L.P. and Oak Hill Capital Partners, L.P.
(3)

The business address of FTVentures is 601 California Street, Suite 2200, San Francisco, CA 94109. Includes 1,694,278 shares of our common stock held by Financial Technology Ventures (Q), L.P., 62,806 shares of our common stock held by Financial Technology Ventures, L.P., 1,746,708 shares of our common stock held by Financial Technology Ventures II (Q), L.P. and 10,376 shares of our common stock held by Financial Technology Ventures II, L.P. Financial Technology Management, LLC is the sole general partner of Financial Technology Ventures (Q), L.P. and Financial Technology Ventures, L.P. Financial Technology Management II, LLC is the sole general partner of Financial Technology Ventures II (Q), L.P. and Financial Technology Ventures II, L.P. Financial Technology Management, LLC exercises voting and dispositive control over the shares held by Financial Technology Ventures (Q), L.P. and Financial Technology Ventures, L.P., and Financial Technology Management II, LLC exercises voting and dispositive control over the shares held by Financial Technology Ventures II (Q), L.P. and Financial Technology Ventures II, L.P.

(4)	This amount includes 84,000 shares of our common stock transferred by Mr. Talwar to a spousal lifetime access trust. Mr. Talwar’s spouse and Mr. Kapoor are the trustees of this trust and share dispositive and voting control over the shares in the trust. Mr. Kapoor disclaims beneficial ownership of these shares. This amount also includes an aggregate of 338,818 shares of our common stock transferred by Mr. Talwar to two separate three year grantor retained annuity trusts. Mr. Talwar is the sole trustee of each of these trusts. This amount also includes 1,399,254 shares of our common stock transferred by Mr. Talwar to a trust. Mr. Talwar and his spouse are the trustees of this trust and share dispositive and voting control over the shares in the trust. This amount also includes 84,000 shares of our common stock transferred by Mr. Talwar’s spouse to a spousal lifetime access trust. Mr. Talwar and Mr. Kapoor are the trustees of this trust and share dispositive and voting control over the shares in the trust. Mr. Kapoor disclaims beneficial ownership of these shares.
(5)	This amount includes 84,000 shares of our common stock transferred by Mr. Kapoor to a spousal lifetime access trust. Mr. Kapoor’s spouse and Mr. Kapoor’s sister-in-law are the trustees of this trust and share dispositive and voting control over the shares in the trust. This amount also includes 420,000 shares of our common stock transferred by Mr. Kapoor to a three year grantor retained annuity trust. Mr. Kapoor is the sole trustee of this trust. This amount also includes 84,000 shares of our common stock transferred by Mr. Kapoor’s spouse to a spousal lifetime access trust. Mr. Kapoor and Mr. Kapoor’s sister-in-law are the trustees of this trust and share dispositive and voting control over the shares in the trust. This amount also includes options to purchase 37,500 shares of our common stock owned by Mr. Kapoor which are exercisable within 60 days.
(6)	This amount consists of options to purchase 51,000 shares of our common stock owned by Mr. Shashank which are exercisable within 60 days.
(7)	This amount includes options to purchase 3,000 shares of our common stock owned by Mr. Bagai which are exercisable within 60 days.
(8)	This amount includes options to purchase 16,000 shares of our common stock owned by Mr. Kini which are exercisable within 60 days.
(9)	Ms. Murray served as our principal financial officer during a portion of 2006 but resigned effective as of September 15, 2006. Ms. Murray’s business address is c/o Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, CA 94568.
(10)	This amount consists of options to purchase 7,500 shares of our common stock owned by Mr. Sawhney which are exercisable within 60 days.
(11)	This amount consists of options to purchase 7,500 shares of our common stock owned by Mr. Staglin which are exercisable within 60 days.
(12)	This amount includes options to purchase 128,300 shares of our common stock owned in the aggregate by our current directors and executive officers which are exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Party Transactions

We review all transactions in which we, our directors and executive officers or their immediate family members and our 5 percent stockholders are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our Code of Conduct and Ethics instructs our directors, officers and employees to report the facts and circumstances of any transaction or potential transaction to our General Counsel or our Audit Committee. Our board of directors has adopted a policy regarding the review of potential related person transactions. Under this policy, our General Counsel will review the facts and circumstances of any covered transaction. If our General Counsel determines that the transaction involves a related person transaction and that the amount involved does not equal or exceed $120,000, the General Counsel will approve or disapprove the transaction. If our General Counsel determines that the transaction involves a related person transaction and that the amount involved equals or exceeds $120,000, he will refer the transaction to our Audit Committee for approval. For each transaction, our General Counsel and Audit Committee, as applicable, will review all factors it considers appropriate, including, but not limited to, the nature of the related party transaction, the related party’s interest in the transaction and the material terms of the transaction, the importance of the transaction to us and to the related party and whether the transaction would impair the judgment of a director or executive officer to act in our best interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person and which involve amounts exceeding $120,000 in the previous fiscal year are disclosed in our proxy statement.

Related Party Transactions

Termination of Stockholders’ Agreement

We were party to an Amended and Restated Stockholders’ Agreement with Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., Financial Technology Ventures, L.P., Financial Technology Ventures (Q), L.P., Financial Technology Ventures II, L.P., Financial Technology Ventures II (Q), L.P., Vikram Talwar, Rohit Kapoor, Sandeep Tyagi and certain other stockholders. This agreement contained certain rights and restrictions on the sale, assignment, transfer, encumbrance or other disposition of the approximately 21,321,026 shares of our common stock that were subject to the agreement. This agreement automatically terminated by its terms upon the consummation of our initial public offering on October 25, 2006.

Our director, Mr. Gruber, is a Managing Partner of Oak Hill Capital Management, Inc., the investment advisor to Oak Hill Capital Partners, L.P., one of our 5 percent stockholders. Our director, Mr. Dardani, is a partner of Oak Hill Capital Management, Inc., the investment advisor to Oak Hill Capital Partners, L.P., one of our 5 percent stockholders. Our former director, Mr. Hale, is a General Partner and Managing Member of FTVentures, our former director, Mr. Bernstein, is a Partner at FTVentures, and our director, Mr. Staglin, is a senior advisor for FTVentures, which is one of our 5 percent stockholders.

Registration Rights Agreements

In connection with our initial public offering, we entered into a Registration Rights Agreement, dated as of October 25, 2006, with Financial Technology Ventures (Q), L.P., Financial Technology Ventures, L.P., Financial Technology Ventures II (Q), L.P., Financial Technology Ventures II, L.P. (collectively, “FTVentures”), Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. (together “Oak Hill”), Vikram Talwar, our Chief Executive Officer and Vice Chairman, Rohit Kapoor, our President and a member of our board of directors, and certain of their respective affiliates (collectively, the “Designated Stockholders”) relating to the shares of our common stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, Designated Stockholders holding at least a majority of the registrable securities held by all of the Designated Stockholders may require that we register for public resale under the Securities Act all shares of common stock that they request be registered at any time after the expiration of certain lock-up periods following our initial public offering so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of at least $20.0 million. However, after the earlier of 18 months from the consummation of our initial public offering or 12 months after the consummation of our initial public offering if a demand registration with regard to our shares of common stock has been completed, FTVentures and their affiliates, acting alone, will have the right to make one demand to register their shares of our common stock so long as they hold shares of our common stock representing at least 7.5 percent of our outstanding common stock at the time. Similarly, after the earlier of 18 months from the date of our initial public offering or 12 months after the consummation of our initial public offering if a demand registration with regard to our shares of common stock has been completed, Messrs. Talwar and Kapoor and their affiliates, acting together, will have the right to make one demand to register their shares of our common stock so long as they hold shares of our common stock representing in the aggregate at least 7.5 percent of our outstanding common stock at the time. We are not obligated to effectuate more than three demand registrations under the Registration Rights Agreement. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, the Designated Stockholders have the right to require us to register the sale of our common stock held by them on Form S-3, subject to offering size and other restrictions. Non-requesting Designated Stockholders are entitled to piggyback registration rights with respect to any registration request made by the requesting Designated Stockholders. If the registration requested by the Designated Stockholders is in the form of a firm underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would have a material adverse effect on the distribution or sales price of the shares of our common stock in the offering, the number of shares included in the offering will be determined as follows:

•	first, shares offered by the requesting Designated Stockholders (pro rata, based on the number of their respective shares requested to be included in such offering);

•

second, shares offered by any other stockholders (pro rata, based on the number of their respective shares requested to be included in such offering) except to the extent any such holders have agreed under existing agreements to grant priority with regard to participation in such offering to any other holders of our securities; and

•	third, shares offered by us for our own account.

In addition, the Designated Stockholders have been granted piggyback rights on any registration for our account or the account of another stockholder. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would have a material adverse effect on the distribution or sales price of the shares of our common stock in the offering, the number of shares included in the offering will be determined as follows:

•

first, shares offered by us for own account if we have initiated such registration or by any stockholders exercising demand rights with respect to such registration (pro rata, based on the number of their respective shares requested to be included in such offering);

•

second, shares offered by any of our other stockholders (including the Designated Stockholders) (pro rata, based on the number of their respective shares requested to be included in such offering) except to the extent any such holders have agreed under existing agreements to grant priority with regard to participation in such offering to any other holders of our securities; and

•	third, shares offered by us for our own account if any stockholder initiated such registration by exercising demand rights.

In connection with this offering or the other registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and selling commissions).

Stock and Note Purchase Agreement

On December 13, 2002, we entered into a Stock and Note Purchase Agreement with Oak Hill, FTVentures, Vikram Talwar, Rohit Kapoor, Pavan Bagai, Vikas Bhalla, Deepak Dhawan, Sanjay Gupta and Narasimha Kini. Under this agreement, we issued and sold shares of our Series A common stock and Series A preferred stock and issued senior promissory notes to these persons. We used a portion of the net proceeds from our initial public offering to repurchase or redeem $6.5 million in aggregate principal amount of Series A preferred stock, plus accrued and unpaid dividends to the redemption date, and to repay all of those senior promissory notes in the aggregate principal amount of $5.7 million, plus accrued and unpaid interest to the repayment date. The following table lists the aggregate purchase price paid by each party, the securities acquired and the amount paid to redeem the Series A preferred stock and repay the senior promissory notes.

	Aggregate Purchase Price	Shares of Series A Common Stock (#)	Shares of Series A Preferred Stock (#)	Principal Amount of Senior Promissory Notes	Amount Paid to Repurchase or Repay Series A Preferred Stock and Senior Promissory Notes
Oak Hill Capital Partners, L.P.	$7,312,500.00	10,278,942	29,182.00	$3,175,549.94	$8,076,743.55
Oak Hill Capital Management Partners, L.P.	187,500.00	263,562	748.26	81,424.07	207,096.18
Financial Technology Ventures, L.P.	44,680.00	62,806	178.30	19,403.24	49,349.35
Financial Technology Ventures (Q), L.P.	1,205,320.00	1,694,278	4,810.07	523,426.43	1,331,290.41
Financial Technology Ventures II, L.P.	7,381.25	10,376	29.46	3,204.99	9,254.19
Financial Technology Ventures II (Q), L.P.	1,242,618.75	1,746,708	4,958.92	539,623.68	1,372,487.33
Vikram Talwar	612,135.32	2,106,072	1,496.51	162,848.91	414,191.79
Rohit Kapoor	612,135.32	2,106,072	1,496.51	162,848.91	414,191.79
Pavan Bagai	239,279.00	—	957.77	104,857.80	252,615.02
Vikas Bhalla	60,000.00	—	181.38	20,057.52	48,068.99
Deepak Dhawan	100,000.00	—	282.94	31,289.38	74,985.46
Sanjay Gupta	65,000.00	—	129.70	14,342.58	34,372.84
Narasimha Kini	30,000.00	—	84.88	9,387.08	22,548.05

Management Arrangement

Prior to our initial public offering, we had a management arrangement with Oak Hill and FTVentures, pursuant to which we made payments to Oak Hill and FTVentures of not more than $200,000 per year in return for advice related to insurance matters, including directors and officers insurance, various business introductions, assistance in hiring of key employees and other services related to marketing our services to potential clients. In years during which we did not meet certain financial thresholds, the amount was reduced to $100,000 per year. In 2006, 2005 and 2004, we paid Oak Hill and FTVentures an aggregate of $150,000, $100,000 and $200,000, respectively, under this agreement. This management arrangement was terminated upon the consummation of our initial public offering on October 25, 2006.

Company Holder Agreements

In connection with the Inductis Acquisition, we entered into Company Holder Agreements with the former holders of Inductis common stock and options to purchase Inductis common stock, including Mr. Tyagi. The agreements generally prohibit the transfer of the shares of our Series A common stock received in connection with the Inductis Acquisition, subject to certain exceptions.

Employment Arrangements

The following is a description of employment arrangements we have with certain of our executive officers.

Vikas Bhalla. We are party to an employment agreement with Vikas Bhalla, currently Vice President, Operations of EXL India. Under this agreement, in 2006, 2005 and 2004 Mr. Bhalla received fixed compensation of approximately $96,540, $84,821 and $82,589, respectively, and an aggregate of approximately $42,719, $25,993, and $41,929, respectively, in individual and team performance bonuses. Mr. Bhalla’s fixed compensation included base salary and allowances, including allowances for housing and a company car. Mr. Bhalla’s base salary is subject to incremental adjustment an on annual basis based on his performance and market factors.

Deepak Dhawan. We are party to an employment agreement with Deepak Dhawan, currently Vice President, Global Head of Human Resources of EXL India. Under this agreement, in 2006, 2005 and 2004 Mr. Dhawan received fixed compensation of approximately $157,924, $145,089 and $122,716, respectively, and an aggregate of approximately $78,125, $22,321 and $33,764, respectively, in individual and team performance bonuses. Mr. Dhawan’s fixed compensation included base salary and allowances, including allowances for housing and a company car. Mr. Dhawan’s base salary is subject to incremental adjustment on an annual basis based on his performance and market factors.

Sanjay Gupta. We are party to an employment agreement with Sanjay Gupta, currently Vice President, Human Resources of EXL India. Under this agreement, in 2006, 2005 and 2004 Mr. Gupta received fixed compensation of approximately $97,656, $89,286 and $77,520, respectively, and an aggregate of approximately $27,979, $22,321 and $21,405, respectively, in individual and team performance bonuses. Mr. Gupta’s fixed compensation included base salary and allowances, including allowances for housing and a company car. Mr. Gupta’s base salary is subject to incremental adjustment on an annual basis based on his performance and market factors.

Pramode Metre. On October 19, 2006, we entered into an employment agreement with Pramode Metre, currently Vice President and Chief Sales and Marketing Officer of EXL Inc. Mr. Metre is entitled to receive an annual salary of $225,000 (prorated for purposes of 2006). In addition, upon joining us, Mr. Metre received a joining bonus of $25,000 and a grant of options to purchase 60,000 shares of our common stock, which options have an exercise price of $13.50 per share. We also agreed to reimburse Mr. Metre for an aggregate of $50,000 in relocation expenses. Mr. Metre was not eligible to receive a bonus for 2006.

Sandeep Tyagi. On June 26, 2006, we entered into an employment agreement with Sandeep Tyagi, currently our Vice President, Head of Knowledge Services and Managing Principal of Inductis, LLC. During 2006, we paid Mr. Tyagi a base salary of $135,000 for the period between July 1, 2006 and December 31, 2006. Mr. Tyagi agreed to forego $198,400 of total compensation, including bonus amounts, to which he was entitled in order to achieve specified targets required for payment of an earnout under the Inductis Acquisition agreement.

Other Related-party Transactions

We retained E-placements Pvt. Ltd, or E-placements, to provide us with language training services. E-placements is a company controlled by Mr. Talwar and is operated by Siddarth Talwar, Mr. Talwar’s son. We recorded expenses related to these services of $53,194, $86,417 and $223,458 in 2006, 2005 and 2004, respectively. Our board of directors approved all of our transactions with E-placements. Our agreement with E-placements terminated on September 30, 2006.

We provide advisory services related primarily to compliance with the Sarbanes-Oxley Act of 2002 to Williams Scotsman, Inc., a provider of mobile and modular building solutions in North America. Entities related to Oak Hill Capital Partners, L.P., one of our 5 percent stockholders, are significant stockholders of Williams Scotsman, Inc. Mr. Gruber, our Chairman, is also a director of Williams Scotsman, Inc. and its parent corporation, Williams Scotsman International, Inc. We recognized approximately $574,877, $320,000 and $26,000 in 2006, 2005 and 2004, respectively, in advisory fees and expense reimbursements from Williams Scotsman, Inc.

We provide BPO services to MedSynergies, Inc., a provider of outsourced billing, claims administration and payment processing services to healthcare providers. MedSynergies, Inc. is controlled by entities related to FTVentures, one of our 5 percent stockholders. We recognized approximately $537,890, $0 and $0 in 2006, 2005 and 2004, respectively, from MedSynergies, Inc.

We provide advisory services to Duane Reade Holdings, Inc., a New York City drugstore chain. Duane Reade Holdings, Inc. is indirectly owned by Oak Hill Capital Partners, L.P., one of our 5 percent stockholders. We recognized approximately $477,670, $213,840 and $0 in 2006, 2005 and 2004, respectively, in advisory fees and expense reimbursements from Duane Reade Holdings, Inc.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors of ExlService Holdings, Inc. oversees and assists our board of directors in fulfilling its oversight responsibilities with respect to:

•

our accounting and financial reporting processes, including the integrity of the financial statements and other financial information provided by us to our stockholders, the public, any stock exchange and others,

•	our compliance with legal and regulatory requirements,

•	our registered public accounting firm’s qualifications, independence and performance,

•	the audit of our financial statements and

•	the performance of our internal audit function.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has also received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for 2006.

AUDIT COMMITTEE

Mr. David B. Kelso (Chairman)

Dr. Mohanbir Sawhney

Mr. Garen K. Staglin

PROPOSAL 1

ELECTION OF DIRECTORS

The Nominees

Our Nominating and Governance Committee has nominated, and our board of directors has designated, Messrs. Dardani and Kapoor for election as Class I directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR these two nominees. Our board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by our board of directors to fill the vacancy.

General Information About Nominees

The age, tenure on our board of directors and committee membership, if any, of each nominee appears below. Information regarding the business experience during at least the last five years and directorships of other publicly owned corporations of each nominee can be found above under “Our Board of Directors.”

Name	Age	Director Since	Committee/Position
Edward V. Dardani	45	April 2005	Director, Nominating and Governance Committee Member

Rohit Kapoor	42	November 2002	President and Director

Required Vote

The affirmative vote of the plurality of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will elect the two nominees as Class I directors for the specified three-year term. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our board of directors recommends a vote FOR the election of Messrs. Dardani and Kapoor as Class I directors of the Company.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as independent registered public accounting firm to audit our and our subsidiaries’ books, records and accounts for the fiscal year 2007. Our board of directors has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by our stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to our stockholders for ratification at the Annual Meeting. If our stockholders do not ratify the selection, our board of directors and our Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may nonetheless retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change such appointment at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders. Ernst & Young LLP audited our consolidated financial statements for fiscal years 2005 and 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for fiscal years 2006 and 2005:

Fee Category	Fiscal 2006	Fiscal 2005
	(in thousands)
Audit Fees	$471	$262
Audit-Related Fees	312	—
Tax Fees	43	—
All Other Fees	—	—

Total Fees	$831	$262

Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of our consolidated financial statements included in our quarterly reports or services that are normally provided by our registered independent public accountants in connection with statutory or regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and investments. Also consists of professional charges related to our initial public offering.

Tax Fees. Consist of fees for transfer pricing studies completed for our subsidiaries.

Our Audit Committee pre-approves and is responsible for the engagement of all auditing services provided by our independent registered public accountants and all-non auditing services to be provided by such accountants to the extent permitted under Section 10A of the Exchange Act, including all fees and other terms of engagement. Our Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services between meetings of our Audit Committee to a designated member of our Audit Committee, provided that the decisions made by such member are presented to our full Audit Committee for ratification at its next scheduled meeting.

Required Vote

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment.

Our board of directors recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accountants.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

If a stockholder wishes to present a proposal to be included in our Proxy Statement for our 2008 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal must be received by the Corporate Secretary of the

Company no later than December 26, 2007. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by certified mail, return receipt requested.

A stockholder proposal not included in our Proxy Statement for the 2008 Annual Meeting will be ineligible for presentation at the 2008 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of the Company at the principal executive offices of the Company. Under our by-laws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the first anniversary date of the 2007 Annual Meeting of Stockholders. The stockholder’s notice must set forth, as to each proposed matter, the following: (i) the name and record address of the stockholder and/or beneficial owner proposing such business, as they appear on our books, (ii) the class and number of shares of stock held of record and beneficially by such stockholder and/or such beneficial owner, (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to propose such business, (iv) a brief description of the stockholder business desired to be brought before the Annual Meeting, the text of the proposal (including the text of any resolutions proposed for consideration) and, in the event that such business includes a proposal to amend our by-laws, the language of the proposed amendment, and the reasons for conducting such stockholder business at the Annual Meeting, (v) any material interest of the stockholder and/or beneficial owner in such stockholder business and (vi) all other information that would be required to be filed with the SEC if the person proposing such stockholder business were a participant in a solicitation subject to Section 14 of the Exchange Act. The presiding officer of the Annual Meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, DC 20549

or through the SEC’s Internet web site: www.sec.gov.

MISCELLANEOUS

Certain U.S. dollar figures in this proxy statement have been converted from Indian rupees at a rate of 44.80 rupees to $1.00, the average rupee to U.S. dollar exchange rate during 2006.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank, trust or other nominee may only deliver one copy of this proxy statement and our 2006 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2006 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request to our investor relations department through our website at www.exlservice.com. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank, trust or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2006 Annual Report of Form 10-K may be viewed at our website at www.exlservice.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form. If you choose this option, you will receive a proxy form in mid-May listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

OTHER MATTERS

Our board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Amit Shashank

Vice President, General Counsel and Corporate Secretary

New York, New York

April 25, 2007

Our 2006 Annual Report on Form 10-K has been mailed with this proxy statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to ExlService Holdings, Inc., 350 Park Avenue, New York, NY 10022, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 26, 2007, the stockholder was entitled to vote at the Annual Meeting.

PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY EXLSERVICE HOLDINGS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

JUNE 13, 2007

Vikram Talwar and Matthew W. Appel, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of ExlService Holdings, Inc. (the “Company”) to be held at 350 Park Avenue, New York, New York 10022 on June 13, 2007 at 10:00 am, Eastern Time, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

All capitalized terms used in this proxy shall have the same meanings assigned to them in the proxy statement.

		FOR	WITH- HOLD	FOR ALL EXCEPT
1.	To elect two directors (except as marked to the contrary below):
Nominees (1) Edward V. Dardani (2) Rohit Kapoor

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company.

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

    The Board of Directors recommends that you vote FOR proposals
1 and 2. The shares represented by this proxy will be voted as spec-
ified herein. If not otherwise specified, such shares will be voted by the proxies FOR Proposals 1 and 2.

Please sign exactly as your name appears on this card.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above Co-holder (if any) sign above

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

    Detach above card, sign, date and mail in postage paid envelope provided.

EXLSERVICE HOLDINGS, INC.

Your Vote is Important. Please complete, sign, date and promptly return this proxy using the enclosed postmarked envelope.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.